Exhibit 10.1
EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT
OF
EQY-CSC LLC
Dated as of January 4, 2011

THE SHARES ISSUED PURSUANT TO THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS. SUCH SHARES ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

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LIMITED LIABILITY COMPANY AGREEMENT
OF EQY-CSC LLC
     THIS LIMITED LIABILITY COMPANY AGREEMENT OF EQY-CSC LLC (the “Company”), (as it may be amended, supplemented or restated from time to time, this “Agreement”) dated as of January 4, 2011 (the “Effective Date”), is made and entered into by and among Equity One, Inc., a Maryland corporation (“Equity One”), Liberty International Holdings Limited, a private company limited by shares organized under the laws of England and Wales (“LIH”) and the Persons whose names are listed on Exhibit A attached hereto, together with any other Persons who become Shareholders in the Company as provided herein.
     WHEREAS, the Certificate of Formation of the Company was filed in the office of the Secretary of State of the State of Delaware on December 27, 2010;
     WHEREAS, as of the Effective Date, Equity One and LIH have contributed (or caused their respective subsidiaries to contribute) the EQY Participating Note and 100% of the outstanding common stock, par value $1.00 per share, of C&C (US) No. 1, Inc., a Delaware corporation (“CapCo” and such common stock, “CapCo Common Stock”), respectively, to the Company pursuant to the terms of that certain Contribution Agreement, dated as of May 23, 2010, as amended on November 8, 2010 (the “Contribution Agreement”), by and among LIH, Capital Shopping Centers plc and Equity One;
     WHEREAS, in consideration for LIH’s contribution of CapCo Common Stock to the Company, the Company issued Class A Shares to LIH as set forth on Exhibit A attached hereto; and
     WHEREAS, in consideration for Equity One’s contribution of the EQY Participating Note to the Company, the Company issued Class A Shares and Class B Shares to Equity One as set forth on Exhibit A attached hereto.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINED TERMS
     1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:
     “Act” means the Delaware Limited Liability Company Act, 6 Del. c. Sec. 18-101, et seq., as it may be amended from time to time, and any successor to such statute.
     “Additional Shareholder” means a Person who is admitted to the Company as a Shareholder pursuant to Section 4.2 and Section 12.1 hereof and who is shown as such on the books and records of the Company.

     “Adjusted Capital Account” means, with respect to any Shareholder, the balance in such Shareholder’s Capital Account as of the end of the relevant Company Year or other applicable period, after giving effect to the following adjustments:
     (i) increase such Capital Account by any amounts that such Shareholder is obligated to restore pursuant to this Agreement upon liquidation of such Shareholder’s Shares or that such Person is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
     (ii) decrease such Capital Account by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Adjusted Cash Amount” means, with respect to any Tendered Shares, an amount of cash equal to the excess, if any, of (i) the sum of (x) the Cash Amount applicable to such Tendered Shares, and (y) the Cumulative Unpaid Class A Distribution, if any, with respect to such Tendered Shares as of the Valuation Date for such Tendered Shares, over (ii) the aggregate amount of cash distributions paid by the Company with respect to such Tendered Shares pursuant to Section 5.1(b).
     “Adjusted REIT Shares Amount” means, with respect to Tendered Shares, a number of REIT Shares equal to the quotient obtained by dividing (i) the Adjusted Cash Amount applicable to such Tendered Shares, by (ii) the Value of a REIT Share as of the Valuation Date; provided, however, that if the Conversion Factor is different on the Valuation Date than on the Specified Redemption Date, then the Adjusted REIT Shares Amount shall be multiplied by a fraction, the numerator of which is the Conversion Factor on the Specified Redemption Date, the denominator of which is the Conversion Factor on the Valuation Date.
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement” means this Limited Liability Company Agreement of EQY-CSC LLC, as now or hereafter amended, restated, modified, supplemented or replaced.
     “Applicable Class B Rate” means (i) with respect to each Class B Share issued pursuant to the Contribution Agreement, 1.5% per calendar quarter and (ii) with respect to each additional Class B Share issued pursuant to Section 4.2, 1.25% per calendar quarter until the aggregate amount of Capital Contributions made with respect to Class B Shares issued pursuant to Section 4.2 equals $100 million, and thereafter 1% per calendar quarter.

     “Appraisal” means, with respect to any assets, the written opinion of an independent third party experienced in the valuation of similar assets, selected by the Board in good faith. Such opinion may be in the form of an opinion by such independent third party that the value for such property or asset as set by the Board is fair, from a financial point of view, to the Company.
     “Articles of Incorporation” means the Articles of Incorporation of Equity One filed with the Maryland State Department of Assessments and Taxation, as amended and/or restated from time to time.
     “Assignee” means a Person to whom one or more Shares have been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Shareholder, and who has the rights set forth in Section 11.4(c) hereof.
     “Available Cash” means, with respect to any period for which such calculation is made, (a) the sum, without duplication, of: (i) taxable income (as determined for federal income tax purposes), if any, of the Company; (ii) an amount equal to the Federal income tax depreciation, amortization or other cost recovery deductions allowable with respect to the assets of the Company for such year or other period and all other non-cash charges deducted in determining the taxable income or loss of the Company for such period; (iii) the amount of any reduction in the reserves or other cash or similar balances referred to in clause (b)(vi) below; and (iv) all other cash received by the Company for such period that was not included in determining the taxable income or loss for such period; (b) less the sum, without duplication, of: (i) the taxable loss (as determined for federal income tax purposes), if any, of the Company; (ii) all regularly scheduled principal debt payments made by the Company during such period (excluding balloon payments); (iii) capital expenditures made by the Company during such period for maintenance, repairs and tenant improvements but not for development or expansion; (iv) all other expenditures and payments of the Company not deducted in determining taxable income or loss of the Company for such period (excluding balloon payments on indebtedness and capital expenditures for development or expansion); (v) any item of income or gain included in determining taxable income or loss of the Company for such period that does not correspond to a cash amount actually received by the Company during such period; and (vi) the amount of any reserves or other cash or similar balances (including, but not limited to, working capital reserves, debt reserve funds, and capital improvements reserves) established during such period (or if previously established, the amount of any increase therein), which the Board determines in good faith to be necessary or appropriate for a legitimate business purpose of the Company, and not for the purpose of depriving Shareholders of distributions of Available Cash. Notwithstanding the foregoing, Available Cash shall not include (i) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Company, (ii) any Capital Contributions, whenever received, or (iii) any Disposition Proceeds (whether received by the Company or distributed).
     “Board” shall have the meaning set forth in Section 7.1(a) hereof.
     “Board Member” shall have the meaning set forth in Section 7.1(a) hereof.

     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, New York are authorized by law to close.
     “CapCo” means C&C (US) No. 1, Inc., a Delaware corporation.
     “CapCo Common Stock” has the meaning set forth in the Recitals hereof.
     “CapCo Excise Tax” shall mean the lesser of (x) the aggregate amount of any excise taxes actually paid by CapCo pursuant to Section 4981 of the Code (and any analogous provision of state law) with respect to its 2011 taxable year and (y) $866,000.
     “Capital Account” means, with respect to any Shareholder, the capital account maintained by the Board for such Shareholder on the Company’s books and records in accordance with the following provisions:
     (i) To each Shareholder’s Capital Account, there shall be added such Shareholder’s Capital Contributions, such Shareholder’s distributive share of Net Income pursuant to Section 6.1 hereof and any items in the nature of income or gain that are specially allocated pursuant to ARTICLE 6, and the principal amount of any Company liabilities assumed by such Shareholder or that are secured by any property distributed to such Shareholder.
     (ii) From each Shareholder’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Shareholder pursuant to any provision of this Agreement, such Shareholder’s distributive share of Net Losses pursuant to Section 6.1 hereof and any items in the nature of expenses or losses that are specially allocated pursuant to ARTICLE 6, and the principal amount of any liabilities of such Shareholder assumed by the Company or that are secured by any property contributed by such Shareholder to the Company.
     (iii) In the event any Shares are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Shareholder’s Capital Account of the transferor to the extent that it relates to the Transferred Shares.
     (iv) In determining the principal amount of any liability for purposes of subsections (i) and (ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
     (v) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations promulgated under Section 704 of the Code, and shall be interpreted and applied in a manner consistent with such Regulations. If the Board shall determine that it is prudent to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the Board may make such modification provided that such modification will not have any effect on the amounts distributable to any Shareholder or the timing of any distribution to such Shareholder without such Person’s Consent. The Board also shall (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Shareholders and the amount of Company capital reflected on the

Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (b) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b) or Section 1.704-2; provided, however, that such changes shall not reduce amounts otherwise distributable to any Shareholder or affect the timing of any distribution to the Shareholder. Notwithstanding the foregoing and notwithstanding Regulations Section 1.704-1(b)(2)(iv)(d)(2), for purposes of this Agreement, the contribution of the EQY Participating Note shall be treated as a Capital Contribution with a Gross Asset Value equal to the original principal amount of the EQY Participating Note, and payments of interest and principal on such note shall not be treated as Capital Contributions.
Any references in this Agreement to the Regulations under Section 704(b) of the Code shall be interpreted in a manner that is consistent with treating the EQY Participating Note as an asset of the Company and not as an obligation to make capital contributions in the future, notwithstanding Regulations Section 1.704-1(b)(2)(iv)(d)(2).
     “Capital Contribution” means, with respect to any Shareholder, the amount of money and the initial Gross Asset Value of any Contributed Property, adjusted to the extent provided in the definition of “Capital Account” above, that such Shareholder contributes to the Company pursuant to Sections 4.1 or 4.2;
     “Cash Amount” means, with respect to any Tendered Shares, an amount of cash equal to the product of (i) the Value of a REIT Share as of the Valuation Date for such Tendered Shares, and (ii) the REIT Shares Amount applicable to such Tendered Shares as of such Valuation Date.
     “Certificate” means the Certificate of Formation of the Company filed in the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms hereof and the Act.
     “Change-in-Control Transaction” means, with respect to Equity One, (i) any merger, consolidation or other combination with another Person (other than in connection with a change in Equity One’s state of incorporation or organizational form or any merger, consolidation or other combination in which substantially all of the existing holders of REIT Shares continue to own the common stock of the resulting corporation); (ii) a direct or indirect sale, exchange or other transfer of all or substantially all of its assets or stock in one transaction or a series of related transactions; (iii) any reclassification, recapitalization or change of its outstanding equity interests (other than a change in par value, or from par value to no par value, or as a result of a split, dividend or similar subdivision or any other reclassification, recapitalization or change of its outstanding equity interests in which substantially all of the existing holders of REIT Shares continue to own the common stock of the resulting corporation); (iv) the adoption of any plan of liquidation or dissolution of Equity One; or (v) any conversion into another form of entity, except pursuant to Section 15.15.
     “Class A Share” means a Common Share which is designated as a Class A Share and which has the rights, preferences and privileges designated herein. The Board shall set forth the holders of Class A Shares on Exhibit A, as the same may be amended from time to time.

     “Class B Share” means a Common Share which is designated as a Class B Share and which has the rights, preferences and privileges designated herein. The Board shall set forth the holders of Class B Shares on Exhibit A, as the same may be amended from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
     “Common Share” means a Share other than a Preferred Share and includes the Class A Shares and the Class B Shares.
     “Company” means EQY-CSC LLC formed and continued under the Act and pursuant to this Agreement, and any successor thereto.
     “Company Distribution Date” means a date established by the Board for the payment of distributions pursuant to Section 5.1, which date shall be the same as the date established by Equity One for the payment of dividends to holders of REIT Shares.
     “Company Minimum Gain” has the correlative meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Company Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).
     “Company Record Date” means the record date established by the Board for the determination of Shareholders entitled to receive distributions on any Company Distribution Date, which record date shall be the same as the record date established by Equity One for the dividend to the common stockholders of Equity One on such date or, if no such record date is established by Equity One, the date of payment of such dividend.
     “Company Year” means the taxable year of the Company, which shall be the calendar year unless a different year is required under the Code.
     “Competitor” means any Person that has a significant business in the direct or indirect ownership, operation or management of shopping center properties. For purposes of this definition “significant business” means a business from which more than 35% of a Person’s annual revenue for the last fiscal year preceding the applicable date of determination is derived from the ownership, operation or management of shopping center properties.
     “Consent” means the consent to, approval of, or vote in favor of a proposed action by a Shareholder given in accordance with ARTICLE 14 hereof.
     “Consent of the LIH Shareholders” means the Consent of a Majority in Interest of the LIH Shareholders, which Consent, except as otherwise provided in this Agreement, may be given or withheld by each LIH Shareholder in its sole and absolute discretion.

     “Consent of the Shareholders” means the Consent of a Majority in Interest of the Shareholders, which Consent, except as otherwise provided in this Agreement, may be given or withheld by each LIH Shareholder in its sole and absolute discretion.
     “Contributed Property” means each Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company (or deemed contributed by the Company to a “new” partnership pursuant to Code Section 708).
     “Contribution Agreement” has the meaning set forth in the Recitals hereof.
     “Controlled Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more intermediaries, controls such specified Person.
     “Conversion Factor” means 1.0; provided, that in the event that:
     (i) Equity One (a) declares or pays a dividend on its outstanding REIT Shares wholly or partly in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares wholly or partly in REIT Shares; (b) splits or subdivides its outstanding REIT Shares or (c) effects a reverse stock split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purpose that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;
     (ii) Equity One distributes any rights, options or warrants to all holders of its REIT Shares to subscribe for or to purchase or to otherwise acquire REIT Shares (or other securities or rights convertible into, exchangeable for or exercisable for REIT Shares) at a price per share less than the Value of a REIT Share on the record date for such distribution (each a “Distributed Right”), then the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction the numerator of which shall be the number of REIT Shares issued and outstanding on the record date plus the maximum number of REIT Shares purchasable under such Distributed Rights and the denominator of which shall be the number of REIT Shares issued and outstanding on the record date plus a fraction (a) the numerator of which is the minimum aggregate purchase price under such Distributed Rights of the maximum number of REIT Shares purchasable under such Distributed Rights and (b) the denominator of which is the Value of a REIT Share as of the record date; provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Conversion Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of REIT Shares or any change in the minimum aggregate purchase price for the purposes of the above fraction; and

     (iii) Equity One shall, by dividend or otherwise, distribute to all holders of its REIT Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) above), which evidences of indebtedness or assets relate to assets not received by Equity One or its Subsidiaries pursuant to a pro rata distribution by the Company, then the Conversion Factor shall be adjusted to equal the amount determined by multiplying the Conversion Factor in effect immediately prior to the close of business on the date fixed for determination of stockholders entitled to receive such distribution by a fraction the numerator of which shall be such Value of a REIT Share on the date fixed for such determination and the denominator of which shall be the Value of a REIT Share on the dates fixed for such determination less the then fair market value (as reasonably determined by Equity One) of the portion of the evidences of indebtedness or assets so distributed applicable to one REIT Share.
     Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. Notwithstanding the foregoing, the Conversion Factor shall not be adjusted in connection with an event described in clauses (i) or (ii) above if, in connection with such event, the Company makes a distribution of cash, Shares, REIT Shares and/or rights, options or warrants to acquire Shares and/or REIT Shares with respect to all applicable Common Shares or effects a reverse split of, or otherwise combines, the Common Shares, as applicable, that is comparable as a whole in all material respects with such event. The Board shall provide notice to the LIH Shareholders in accordance with the notice provisions set forth in Section 15.1 of this Agreement of any adjustment of the Conversion Factor, which notice shall include an officer’s certificate from the Company describing the facts that required the adjustment, the new Conversion Factor and a summary of the computation of the Conversion Factor.
     “Cumulative Class A Return Per Share” means, with respect to each Class A Share outstanding on a specified Company Record Date, an amount initially equal to zero, and increased cumulatively (x) on each Company Record Date thereafter by an amount equal to the product of (i) the cash dividend per REIT Share declared by Equity One for holders of REIT Shares on such Company Record Date, and (ii) the Conversion Factor in effect on such Company Record Date, and (y) on each Company Distribution Date thereafter, if the Cumulative Unpaid Class A Distribution is greater than zero on such date (after taking into account any distributions paid on such date), by an amount equal to the product of (1) the greater of (a) 1.5% and (b) the product of (i) the three month LIBOR, plus 4%, multiplied by (ii) 25%, and (2) the Cumulative Unpaid Class A Distribution; provided, however, that, for each Class A Share, the increase that shall occur in accordance with the foregoing on the first Company Record Date that occurs on or after the date on which such Class A Share was first issued shall be the amount determined in accordance with the foregoing, multiplied by a fraction, the numerator of which shall be the number of days that such Class A Share was outstanding up to and including such first Company Record Date, and the denominator of which shall be the total number of days in the period from but excluding the immediately preceding Company Record Date (or, if none, December 17, 2010) to and including such first Company Record Date.
     “Cumulative Class B Return Per Share” means, with respect to each Class B Share outstanding as of any calculation date, an amount initially equal to zero, and increased cumulatively on each Company Record Date by an amount equal to the product of the Applicable Class B Rate and the Cumulative Unpaid Class B Share Value of such Class B Share as of such date.
     “Cumulative Unpaid Class A Distribution” means, for any Class A Share as of any date, an amount equal to the excess, if any, of (i) the Cumulative Class A Return Per Share over (ii) the aggregate amount of all distributions previously made with respect to such Class A Share pursuant to Section 5.1(a) or 5.3(a) hereof.
     “Cumulative Unpaid Class B Distribution” means, for any Class B Share as of any date, an amount equal to the excess, if any, of (i) the Cumulative Class B Return Per Share, over (ii) the aggregate amount of all distributions previously made with respect to such Class B Share pursuant to Section 5.1(b) hereof.
     “Cumulative Unpaid Class B Share Value” means, with respect to each Class B Share outstanding as of any calculation date, an amount equal to the excess, if any, of (i) the sum of (a) the Capital Account balance associated with such Share upon its issuance and (b) the aggregate amount of Net Income allocated with respect to such Share over (ii) the sum of (x) the aggregate amount of all distributions previously made with respect to such Class B Share pursuant to Section 5.1(b) and (y) the aggregate amount Net Loss allocated with respect to such Share (but only to the extent that the amount of Net Loss does not exceed the aggregate amount of Net Income allocated with respect to such Share).
     “Debt” means, as to any Person, as of any date of determination: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized; and (v) all guarantees of any of the foregoing.
     “Delaware Courts” has the meaning set forth in Section 15.8(b) hereof.
     “Depreciation” means, for each Company Year or other applicable period, an amount equal to the Federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

     “Disposition Proceeds” means the net proceeds received by the Company upon the disposition of any assets by the Company (other than a Terminating Capital Transaction), after deducting all costs and expenses of the Company in connection with such disposition. For the purposes of clarity, any proceeds received by the Company from a disposition of assets by CapCo shall not constitute Disposition Proceeds.
     “Domestication Date” means February 3, 2015.
     “Economic Capital Account” means, with respect to any Shareholder, such Shareholder’s Capital Account as of the date of determination, after crediting to such Capital Account any amounts that the Shareholder is deemed obligated to restore under Treasury Regulations Section 1.704-2.
     “Effective Date” has the meaning set forth in the preamble to this Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Equityholders Agreement” means the Equityholders Agreement, dated as of May 23, 2010, by and among Equity One, LIH, Gazit Globe, Ltd. and certain affiliates of Gazit Globe, Ltd.
     “Equity One” means Equity One, Inc., a Maryland corporation, or its successor.
     “Equity One Subsidiary Loan” means any loan from Equity One or any Affiliate of Equity One to any Subsidiary of the Company.
     “EQY Board” means the board of directors of Equity One as it may be constituted from time to time.
     “EQY Common Stock” means a share of common stock of Equity One, $0.01 par value per share, but does not include the share of Class A Common Stock of Equity One, $0.01 par value per share.
     “EQY Participating Note” means the participating promissory note issued by Equity One in connection with the transactions contemplated by the Contribution Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Final Adjustment” has the meaning set forth in Section 10.3(b) hereof.
     “Final Settlement Date” means the date on which all closing adjustments under the Contribution Agreement are final in accordance with the terms thereof.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for Federal income tax purposes, except as follows:

     (a) The initial Gross Asset Value of any asset contributed by a Shareholder to the Company shall be the gross fair market value of such asset on the date of contribution, as determined by the Board and agreed to by the contributing Person.
     (b) The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in clauses (i) through (v) below shall be adjusted to equal their respective gross fair market values, as determined by the Board using such reasonable method of valuation as it may adopt, as of the following times:
     (i) the acquisition of an additional interest in the Company (other than in connection with the execution of this Agreement or acquisitions pursuant to Section 4.2 hereof) by a new or existing Shareholder in exchange for more than a de minimis Capital Contribution, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Shareholders in the Company;
     (ii) the distribution by the Company to a Shareholder of more than a de minimis amount of Company property as consideration for an interest in the Company if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Shareholders in the Company;
     (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);
     (iv) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Shareholder acting in a Shareholder capacity, or by a new Shareholder acting in a Shareholder capacity or in anticipation of becoming a Shareholder of the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Shareholders in the Company; and
     (v) at such other times as the Board shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.
     (c) The Gross Asset Value of any Company asset distributed to a Shareholder shall be the gross fair market value of such asset on the date of distribution, as determined by the distributee and the Board; provided, however, that if the distributee is Equity One or if the distributee and the Board cannot agree on such a determination, such gross fair market value shall be determined by Appraisal.
     (d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Board reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

     (e) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.
     “Guaranteed Obligations” has the meaning set forth in Section 16.1 hereof.
     “Holder” means either (a) a Shareholder or (b) an Assignee owning a Share.
     “Incapacity” or “Incapacitated” means: (i) as to any Shareholder who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Shareholder incompetent to manage his or her person or his or her estate; (ii) as to any Shareholder that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Shareholder that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Shareholder that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Shareholder, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Shareholder, the bankruptcy of such Shareholder. For purposes of this definition, bankruptcy of a Shareholder shall be deemed to have occurred when (a) the Shareholder commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Shareholder under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Shareholder is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Shareholder, (c) the Shareholder executes and delivers a general assignment for the benefit of the Shareholder’s creditors, (d) the Shareholder files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Shareholder in any proceeding of the nature described in clause (b) above, (e) the Shareholder seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Shareholder or for all or any substantial part of the Shareholder’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Shareholder’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within ninety (90) days after the expiration of any such stay.
     “Indemnitee” means any Person made a party to a proceeding by reason of its status as a (A) member of the Board, (B) Shareholder (C) officer of the Company and (D) such other Persons (which may not include the Company but may include Affiliates of any Shareholder) as the Board may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.
     “Independent Appraiser” means a nationally-recognized independent third-party appraiser with experience in valuation (who has not provided services or advice to Equity One, LIH or any of their Affiliates for the twenty-four (24) month period prior to its appointment and who agrees not to provide such services to Equity One, LIH or any of their Affiliates for twenty-four (24) months following such appointment.
     “IRS” means the United States Internal Revenue Service.
     “LIH Shareholder” means any holder of Class A Shares that is LIH, Parent or any Affiliate of Parent or LIH.
     “Liquidating Event” has the meaning set forth in Section 13.1(a) hereof.
     “Liquidator” has the meaning set forth in Section 13.2(a) hereof.
     “Majority in Interest of the LIH Shareholders” means LIH Shareholders holding in the aggregate Class A Shares that are greater than fifty percent (50%) of the aggregate outstanding Class A Shares of all LIH Shareholders.
     “Majority in Interest of the Shareholders” means Shareholders holding in the aggregate Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all Shareholders entitled to Consent to or withhold Consent from a proposed action.
     “Nationally Recognized Securities Exchange” means any of the New York Stock Exchange, the NYSE Amex or the NASDAQ Global Select Market (or any successor to such exchanges).
     “Net Income” or “Net Loss” means, for each Company Year or other applicable period, an amount equal to the Company’s taxable income or loss for such year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
     (a) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);
     (b) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);
     (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
     (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the

Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
     (e) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Company Year or other applicable period;
     (f) To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Shareholder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and
     (g) Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to ARTICLE 6 hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to ARTICLE 6 hereof shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”
     “New Shares” has the meaning set forth in Section 11.2(b) hereof.
     “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Company Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).
     “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).
     “Notice of Redemption” means the Notice of Redemption in the form of Exhibit B to this Agreement.
     “Parent” means Capital Shopping Centres Group PLC, a public company organized under the laws of England and Wales.
     “Percentage Interest” means, as to each Shareholder, the percentage represented by a fraction (expressed as a percentage), the numerator of which is the number of Common Shares then held by such Shareholder, and the denominator of which is the total number of Common Shares then held by the Shareholders.
     “Person” means an individual, corporation, partnership (whether general or limited), limited liability company, trust, estate, unincorporated organization, association, custodian, nominee or any other individual or entity in its own or any representative capacity.
     “Preferred Share” means a Share that has a preference or priority over the Common Shares with respect to distributions or allocations. The rights, preferences and other privileges of any class or series of Preferred Shares shall be set forth in an amendment to this Agreement. The ownership of Preferred Shares among the Shareholders shall be set forth on Exhibit A, as it may be amended from time to time by the Board.
     “Privatization Transaction” means a Change-in-Control Transaction (other than a Change-in-Control Transaction described in Section 11.2(b) as a result of which the REIT Shares are not listed on a National Recognized Securities Exchange.
     “Properties” means any assets and property of the Company such as, but not limited to, interests in real property and personal property, including, without limitation, fee interests, interests in ground leases, easements and rights of way, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Company may hold from time to time and “Property” means any one such asset or property.
     “Public Entity” means any Person with equity securities that are listed or traded on a Nationally Recognized Securities Exchange.
     “Qualified Transferee” means an “Accredited Investor” as defined in Rule 501 promulgated under the Securities Act.
     “Redemption Right” has the meaning set forth in Section 8.5(a) hereof.
     “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Effective Date, by and between Equity One and LIH.
     “Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “REIT” means a real estate investment trust qualifying under Code Sections 856 — 859.
     “REIT Payment” has the meaning set forth in Section 15.11(a) hereof.
     “REIT Requirements” means the requirements for qualification and taxation as a REIT under the Code and Regulations.
     “REIT Share” means a share of EQY Common Stock.
     “REIT Shares Amount” means, with respect to Tendered Shares, a number of REIT Shares equal to the product of (i) the number of Tendered Shares multiplied by (ii) the Conversion Factor as of the Valuation Date.
     “Related Party” means, with respect to any Person, any other Person whose ownership of shares of Equity One’s capital stock would be attributed to the first such Person under Code Section 544 (as modified by Code Section 856(h)(1)(B)).
     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Shareholder” means any Person who is admitted as a member of the Company for the purposes of the Act. The Board shall amend Exhibit A from time to time to accurately reflect all Shareholders and their ownership of Shares.
     “Shareholder Minimum Gain” means an amount, with respect to each Shareholder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Shareholder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
     “Shareholder Nonrecourse Debt” has the correlative meaning set forth in Regulations Section 1.704-2(b)(4).
     “Shareholder Nonrecourse Deductions” has the correlative meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Shareholder Nonrecourse Deductions with respect to a Shareholder Nonrecourse Debt for a Company Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).
     “Shares” means an ownership interest in the Company held by a Shareholder and includes any and all benefits to which the holder of such a Share may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. The Shares represented by the Class A Shares and Class B Shares are, as of the Effective Date, the only Shares.
     “Specified Redemption Date” means, with respect to any Tendered Shares, the earlier of (i) the thirtieth (30th) day after the receipt by the Company of a Notice of Redemption, or (ii) the date on which the Adjusted REIT Shares Amount is issued in exchange for such Tendered Shares pursuant to Section 8.5(b); provided, however, that no Specified Redemption Date shall occur until after the Final Settlement Date.
     “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
     “Substituted Shareholder” means a Person who is admitted as a Shareholder of the Company pursuant to Section 11.4 hereof.
     “Tax Matters Agreement” means that certain Tax Matters Agreement, made as of the Effective Date, by and among Equity One, Parent and LIH.
     “Tendered Shares” has the meaning set forth in Section 8.5(a) hereof.
     “Terminating Capital Transaction” means a sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company, provided, however, in no event shall any repayment of the EQY Participating Note constitute a Terminating Capital Transaction.
     “Termination Date” has the meaning set forth in Section 8.5(f) hereof.
     “Transaction Documents” has the meaning set forth in Section 4.1(e) of the Contribution Agreement.
     “Transfer” and “Transferred” and “Transferring” have the meanings set forth in Section 11.1(a) hereof.
     “USRPI” has the meaning set forth in Section 897(c) and Section 897(g) of the Code.
     “Valuation Date” means, with respect to any Tendered Shares, the date of receipt by the Company of a Notice of Redemption with respect to such Tendered Shares or, if such date is not a Business Day, the first Business Day thereafter.
     “Value” means, with respect to a REIT Share on a particular date, (i) if the REIT Shares are then listed or admitted to trading on any Nationally Recognized Securities Exchange, the volume weighted average price (as defined under the Exchange Act) of a REIT Share for the 10 consecutive trading days ending on the trading day immediately prior to such date; provided, however, that in calculating such average, if the Conversion Factor has changed at any time after the commencement of such period and on or prior to the end of such period, then the price on each trading day shall be divided by a fraction, the numerator of which is the Conversion Factor in effect on the last day in such period, and the denominator of which is the Conversion Factor in effect on such trading day, and (ii) if the REIT Shares are not then listed or admitted to trading on any Nationally Recognized Securities Exchange, Value shall be initially determined in good faith by the Board and shall be binding upon the parties hereto unless LIH objects to such determination within ten (10) Business Days after delivery of notice of the Value to LIH. If LIH objects within such ten (10) Business Day period and the parties cannot mutually agree on the same, then within thirty (30) days following the particular valuation date, the Board and LIH shall appoint an Independent Appraiser to determine the Value pursuant to a valuation method made reasonably and in good faith by the Independent Appraiser, which valuation method the parties hereto agree shall not take into account any liquidity discount, minority discount or control premium. The fees and expenses associated with a determination by the Independent Appraiser shall be borne equally by the Company and LIH; provided, however, that if the Independent Appraiser’s determination is less than 95% of the Board’s initial determination, the fees and expenses associated with the Independent Appraiser’s determination shall be borne solely by LIH; provided, further, if the Independent Appraiser’s determination is greater than 105% of the Board’s initial determination, the fees and expenses associated with the Independent Appraiser’s determination shall be borne solely by the Company. The Independent Appraiser’s determination of Value shall be conclusive and binding on all parties and shall be enforceable in a court of law.

ARTICLE 2
ORGANIZATIONAL MATTERS
     2.1 Formation. The Company is a limited liability company heretofore formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Shareholders and the administration and termination of the Company shall be governed by the Act. The Shares of each Shareholder shall be personal property for all purposes.
     2.2 Name. The name of the Company is EQY-CSC LLC. The Company’s business may be conducted under any other name or names deemed advisable by the Board, including the name of Equity One or any Affiliate thereof. The words “Company,” “L.L.C.,” “Ltd.” or similar words or letters shall be included in the Company’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The Board in its sole and absolute discretion may change the name of the Company at any time and from time to time and shall notify the Shareholders of such change in the next regular communication to the Shareholders.
     2.3 Registered Office and Agent; Principal Office. The address of the registered office of the Company in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, Delaware 19808 and the registered agent for service of process on the Company in the State of Delaware at such registered office is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, Delaware 19808. The principal office of the Company shall be c/o Equity One, Inc., 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179 or such other place as the Board may from time to time designate by notice to the Shareholders. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board deems advisable. The registered agent and registered office of the Company may be changed by the Board from time to time. The Board shall promptly notify the Shareholders of any such change.
     2.4 Term. The term of the Company commenced on the Effective Date and shall continue indefinitely unless the Company is dissolved sooner pursuant to the provisions of ARTICLE 13 hereof or as otherwise provided by law.
     2.5 Application of the Act. Except as expressly provided in this Agreement, the rights and liabilities of the Shareholders shall be as provided in the Act. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms of this Agreement shall govern.
     2.6 UCC Article 8 Election. All Shares shall be securities within the meaning of, and governed by, (i) Article 8 of the Delaware Uniform Commercial Code and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.
     2.7 Certificates. Shares in the Company shall be certificated.
     2.8 Consent of the LIH Shareholders. Notwithstanding anything to the contrary set forth in the Agreement, but except with respect to Section 7.3(a)(ii), the Consent of the LIH Shareholders shall no longer be required in any respect upon the earlier of (a) the Termination

Date or (b) the date on which the LIH Shareholders, in the aggregate, hold fewer than 1,135,784 Class A Shares.
ARTICLE 3
PURPOSE
     3.1 Purpose and Business. The principal business activity and purpose of the Company is (i) to acquire, improve, develop, lease, maintain, own, operate, manage, mortgage, hold, sell, exchange and otherwise deal in and with the assets of the Company; (ii) to enter into any partnership, joint venture or similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing; and (iii) to do anything necessary or incidental to the foregoing, and to otherwise conduct any business that may be lawfully conducted by a limited liability company organized pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner as to permit Equity One and CapCo to at all times be classified as REITs, unless Equity One or CapCo, as the case may be, ceases to qualify as a REIT for reasons other than the conduct of the business of the Company.
     3.2 Powers.
          (a) The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company.
          (b) Notwithstanding any other provision in this Agreement, the Board shall cause the Company not to take, or to refrain from taking, any action that, in the judgment of Equity One, in its sole and absolute discretion, (i) could adversely affect the ability of Equity One or CapCo to continue to qualify as a REIT or (ii) could violate any law or regulation of any governmental body or agency having jurisdiction over Equity One, its securities or the Company or unless, in any such case, such action (or inaction) under clause (i) or clause (ii) above shall have been specifically consented to by Equity One.
     3.3 Representations and Warranties by the Shareholders. Each Shareholder (including, without limitation, each Substituted Shareholder as a condition to becoming a Substituted Shareholder) represents, warrants and agrees that it has acquired and continues to hold its interest in the Company for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof in violation of applicable laws, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances in violation of applicable laws. Each Shareholder further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a highly speculative and illiquid investment.
ARTICLE 4
CAPITAL CONTRIBUTIONS
     4.1 Capital Contributions of the Shareholders.
          (a) The Shareholders have on the Effective Date made Capital Contributions to the Company as set forth on Exhibit A to this Agreement, as the same may be amended from time to time by the Board to the extent necessary to reflect accurately sales, exchanges or other Transfers, redemptions, Capital Contributions, the issuance of additional Shares, or similar events having an effect on a Shareholder’s ownership of Shares.
          (b) To the extent the Company acquires any property (or an indirect interest therein) by the merger of any other Person into the Company, or with or into a Subsidiary of the Company in a triangular merger, Persons who receive Shares in exchange for their interests in the Person merging into the Company, or with or into a Subsidiary of the Company, shall become Shareholders and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement (or if not so provided, as determined by the Board in its sole and absolute discretion) and as set forth on Exhibit A, as amended to reflect such deemed Capital Contributions.
          (c) Except as provided by law or in Section 4.2 or 10.4 hereof, the Shareholders shall have no obligation or, except with the prior written consent of the Board, right to make any additional Capital Contributions or loans to the Company.
     4.2 Issuances of Additional Shares.
          (a) General. The Board is hereby authorized to cause the Company to issue additional Class B Shares for any Company purpose, at any time or from time to time, to Equity One or any Affiliate of Equity One for cash and to admit such Persons as Additional Shareholders. Upon the issuance of any additional Class B Shares, the Board shall amend Exhibit A and the books and records of the Company as appropriate to reflect such issuance and the Percentage Interests of the Shareholders shall be adjusted to reflect the issuance of such additional Class B Shares. The Company may not, without the Consent of the LIH Shareholders, issue any Shares other than Class B Shares issued to Equity One or any Affiliate of Equity One for cash.
          (b) No Preemptive Rights. No Person, including, without limitation, any Shareholder or Assignee, shall have any preemptive, preferential, participation or similar right or rights with respect to (i) additional Capital Contributions or loans to the Company or (ii) sale of any Shares.
     4.3 No Interest; No Return. No Shareholder shall be entitled to interest on its Capital Contribution or on such Shareholder’s Capital Account. Except as provided herein or by law, no Shareholder shall have any right to demand or receive the return of its Capital Contribution from the Company.

ARTICLE 5
DISTRIBUTIONS
     5.1 Distributions of Available Cash.
          (a) On each Company Distribution Date, the Company shall distribute to the Persons who were Holders of Class A Shares on the relevant Company Record Date, pro rata in proportion to their Cumulative Unpaid Class A Distributions, an amount equal to the lesser of (i) the Available Cash (if any) generated by the Company during the calendar quarter that ended, or (ii) the Cumulative Unpaid Class A Distributions for all Class A Shares.
          (b) If the Board so determines, in its sole discretion, the Company may also declare, and distribute on a Company Distribution Date, an additional amount up to the excess of (i) such Available Cash, over the amounts distributable pursuant to Section 5.1(a), in each case, as follows: (x) first, to the Holders of the Class B Shares on the relevant Company Record Date, pro rata in proportion to their Cumulative Unpaid Class B Distributions until the Cumulative Unpaid Class B Distributions of all Holders of Class B Shares is reduced to zero; and (y) thereafter, 16.667% to the Holders of Class A Shares, pro rata in proportion to their Class A Shares, and 83.333% to the Holders of Class B Shares, pro rata in proportion to their Class B Shares.
          (c) Notwithstanding Section 5.1(a) and (b), if a Company Distribution Date is not the last day of a calendar quarter, distributions of Available Cash pursuant to this Section 5.1 shall be paid immediately prior to such Company Distribution Date.
     5.2 Distributions Upon Liquidation. Net proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the liquidation of the Company, shall be distributed to the Shareholders in accordance with Section 13.2 hereof.
     5.3 Distributions of Disposition Proceeds. In the event of a disposition of any assets (other than as part of a Terminating Capital Transaction), the Board shall cause the Company to (x) reinvest the Disposition Proceeds therefrom to the extent the Board elects to do so and in the amount determined by the Board to be appropriate, in its sole discretion, and (y) distribute the balance of such Disposition Proceeds not so reinvested, as follows:
          (a) first, to the Holders of Class A Shares, pro rata in proportion to their Cumulative Unpaid Class A Distributions until the Cumulative Unpaid Class A Distributions of all Holders of Class A Shares is reduced to zero; and
          (b) thereafter, to the Holders of Class A Shares, pro rata in proportion to their Class A Shares.
     5.4 No Right to Distributions in Kind. No Shareholder shall be entitled to demand property other than cash in connection with any distributions by the Company.
     5.5 Right to Offset Distributions. Notwithstanding anything herein to the contrary, to the extent it has been finally determined, in accordance with the Contribution Agreement or the Tax Matters Agreement, that one or more holders of Shares are entitled to be indemnified or reimbursed by one or more other holders of Shares, and the amount has become due and payable under either such agreement, the Board shall have the right to offset such amount against amounts due on account of distributions next becoming payable under this ARTICLE 5, by means of a corresponding decrease in the distributions payable to the holders who are liable and a corresponding increase in the distributions payable to the applicable holders who are entitled to be paid.
     5.6 Limitation on Certain Class A Distributions. The aggregate distributions for any Class A Share with respect to a Company Year that begins on or before the second anniversary of the Effective Date may not exceed the amounts described in Treasury Regulations Sections 1.707-4(a)(3)(ii) and 1.707-4(b)(2).
     5.7 Reduction of LIH Distributions for CapCo Excise Tax.
          (a) Notwithstanding the foregoing provisions of this ARTICLE 5, the amount that (but for this Section 5.7(a)) would otherwise be distributable in respect of Class A Shares held by the LIH Shareholder(s) pursuant to Section 5.1(a) shall be reduced by the amount of the CapCo Excise Tax. Such reduction shall take place in the taxable year in which the CapCo Excise Tax is actually paid by CapCo. The amount of such reduction shall be treated as having been distributed to the LIH Shareholder(s), pursuant to Section 5.1(a) at the time of such reduction for purposes of the relevant provisions of this Agreement (other than those relating to the maintenance of Capital Accounts and the allocation of Net Income, Net Loss or items of Net Income or Net Loss) and shall increase the amount of Available Cash distributable to holders of Class B Shares.
          (b) If the amount distributable in respect of Class A Shares held by the LIH Shareholder(s) is reduced under Section 5.7(a), CapCo shall, and Equity One shall cause CapCo to, deliver to the LIH Shareholder(s) a copy of the tax return with respect to which the applicable CapCo Excise Tax is payable. Such tax return shall be delivered to the LIH Shareholder(s) within five Business Days after request therefor by the LIH Shareholder(s).
          (c) Notwithstanding the foregoing provisions of this ARTICLE 5, if CapCo receives any refund of, or credit with respect to, any CapCo Excise Tax (an “Excise Tax Refund”), the amount that (but for this Section 5.7(c)) would otherwise be distributable in respect of Class A Shares held by the LIH Shareholder(s) shall be increased by the amount of the Excise Tax Refund.
          (d) CapCo shall, and Equity One shall cause CapCo to, use commercially reasonable efforts to mitigate the amount of any CapCo Excise Tax imposed on CapCo in connection with any sale of any property owned directly or indirectly by CapCo, including (without limitation) by structuring prospective sales as like kind exchanges within the meaning of Section 1031 of the Code; provided, however, that no provision of this Agreement or any other Transaction Document shall require CapCo to (A) dispose of any asset in a like kind exchange if CapCo determines in good faith that a fully taxable disposition would produce materially greater after-tax proceeds to CapCo or (B) make the “required distribution” within the meaning of Section 4981 of the Code with respect to its 2011 taxable year if, during such year,

CapCo or one or more of its direct or indirect subsidiaries (other than a taxable REIT subsidiary) engaged in a sale, exchange, or other disposition of any asset, including a sale or exchange that will be reported as qualifying in its entirety for tax-deferred treatment. Equity One agrees to confer with LIH before CapCo engages in an asset transfer that would be taxable in whole or in part if such transaction would result in any CapCo Excise Tax. In any event, Equity One agrees to notify LIH as promptly as practicable after determining that any CapCo Excise Tax will be or has been incurred and the amount thereof and the facts pertaining thereto.
ARTICLE 6
ALLOCATIONS
     6.1 Allocations for Capital Account Purposes. Except as provided in Section 6.4, the Company’s Net Income and Net Loss shall be allocated among the Shareholders in each Company Year (or portion thereof) as provided herein below:
          (a) Net Income. After making allocations pursuant to Section 6.2 and Section 6.6, as applicable, any remaining Net Income shall be allocated in the following manner and order of priority:
               (i) First, to the Holders of Class A Shares, pro rata in proportion to, and to the extent that, the amount of cumulative Net Loss previously allocated to such Holders exceeds the cumulative amount of Net Income previously allocated to such Holders pursuant to this Section 6.1(a)(i);
               (ii) Second, to the Holders of Class B Shares, pro rata in proportion to, and to the extent that, the amount of cumulative Net Loss previously allocated to such Holders exceeds the cumulative amount of Net Income previously allocated to such Holders pursuant to this Section 6.1(a)(ii);
               (iii) Third, to the Holders of Class A Shares in an amount that will cause such allocation, together with the amount of all previous allocations of Net Income pursuant to this Section 6.1(a)(iii), to be in proportion to, and to the extent of, cumulative distributions received by such Holders pursuant to Sections 5.1 and 5.3(a) with respect to their Class A Shares for the current and all prior taxable years;
               (iv) Fourth, to the Holders of Class B Shares in an amount that will cause such allocation, together with the amount of all previous allocations of Net Income pursuant to this Section 6.1(a)(iv), to be in proportion to, and to the extent of, cumulative distributions received by such Holders pursuant to Section 5.1 with respect to their Class B Shares for the current and all prior taxable years; and
               (v) Fifth, with respect to all other Net Income, 16.667% to the holders of Class A Shares and 83.333% to the Holders of Class B Shares.
          (b) Net Loss. After making allocations pursuant to Section 6.2 and Section 6.6, as applicable, any remaining Net Loss shall be allocated in the following manner and order of priority, subject, however, to the limitation set forth in the first sentence of Section 6.2(d):

               (i) First, to the Holders of Class B Shares, pro rata in proportion to the positive balance, if any, of their Economic Capital Accounts with respect to their Class B Shares, until such Economic Capital Accounts are reduced to zero; and
               (ii) Thereafter, to the Holders of Class A Shares, pro rata in proportion to their Class A Shares until such Economic Capital Accounts are reduced to zero.
     6.2 Additional Allocation Provision. Prior to making allocations pursuant to Section 6.1, the following regulatory allocations shall be made if and to the extent applicable, as determined by the Board:
          (a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.1 hereof, or any other provision of this ARTICLE 6, if there is a net decrease in Company Minimum Gain during any Company Year, each Shareholder shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Shareholder’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Shareholder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
          (b) Shareholder Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.2(a) hereof, if there is a net decrease in Shareholder Minimum Gain attributable to a Shareholder Nonrecourse Debt during any Company Year, each Shareholder who has a share of the Shareholder Minimum Gain attributable to such Shareholder Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Shareholder’s share of the net decrease in Shareholder Minimum Gain attributable to such Shareholder Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Shareholder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(b) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.
          (c) Nonrecourse Deductions and Shareholder Nonrecourse Deductions. Any Nonrecourse Deductions for any Company Year shall be specially allocated to the Holders of Class A Shares pro rata in accordance with their Class A Shares. Any Shareholder Nonrecourse Deductions for any Company Year shall be specially allocated to the Shareholder(s) who bears the economic risk of loss with respect to the Shareholder Nonrecourse Debt to which such Shareholder Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

          (d) Limitation on Losses; Qualified Income Offset. Net Loss (or items thereof) shall not be allocated to any Shareholder to the extent such allocation would cause or increase a deficit balance in such Shareholder’s Adjusted Capital Account. If any Shareholder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Shareholder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, any deficit in the Adjusted Capital Account of such Shareholder as quickly as possible, provided that an allocation pursuant to this Section 6.2(d) shall be made if and only to the extent that such Shareholder would have an Adjusted Capital Account deficit after all other allocations provided in this ARTICLE 6 have been tentatively made as if this Section 6.2(d) were not in the Agreement. It is intended that this Section 6.2(d) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
          (e) Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Shareholder in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Shareholders in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Shareholder(s) to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
          (f) Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Shareholder’s proportional share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), each Shareholder’s respective interest in Company profits shall be equal to such Shareholder’s proportionate ownership of Class B Shares.
     6.3 Tax Allocations.
          (a) General. Except as otherwise provided in this Section 6.3, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Shareholders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to the foregoing provisions of this ARTICLE 6.
          (b) Section 704(c) Allocations. Notwithstanding Section 6.3(a) hereof, Tax Items with respect to Property that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Shareholder immediately preceding the date of contribution shall be allocated among the Shareholders for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code

Section 704(c) and the applicable Regulations as chosen by the Board. In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Section 1.1 hereof), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations and using the method chosen by the Board. Allocations pursuant to this Section 6.3(b) are solely for purposes of Federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Shareholder’s Capital Account or share of Net Income, Net Loss, or any other items or distributions pursuant to any provision of this Agreement.
     6.4 Allocations Upon Occurrence of a Liquidating Event. If a Liquidating Event occurs in a Company taxable year, Net Income or Net Loss (or, if necessary, separate items of income, gain, loss and deduction) for such taxable year and any prior taxable years (to the extent permitted by Section 761(c) of the Code) shall be allocated among the Shareholders in such amounts as will cause, to the greatest extent possible, the distributions to the Shareholders pursuant to Section 13.2(a)(iv) to be made in accordance with the following priority:
          (a) first, to the Holders of Class A Shares that have Redemption Rights pursuant to Section 8.5 in an amount equal to the Adjusted Cash Amount that would apply with respect to the Class A Shares held by such Holders if such Shares were Tendered Shares as of the date of the Liquidation Event; provided, that if a Notice of Redemption has not been delivered on or before the Termination Date, the Adjusted Cash Amount for purposes of this clause shall be limited to the Capital Account balance associated with such Class A Shares upon issuance; and
          (b) second, to the Holders of Class A Shares that do not have Redemption Rights pursuant to Section 8.5 in an amount equal to the Capital Account balance associated with such Class A Shares upon issuance; and
          (c) third, to the Holders of the Class B Shares, in the amount of and pro rata in proportion to their Cumulative Unpaid Class B Distributions, the Cumulative Unpaid Class B Distributions of all Holders of Class B Shares; and
          (d) fourth, to the Holders of Class B Shares, in the amount of and pro rata in proportion to their Cumulative Unpaid Class B Share Values, the Cumulative Unpaid Class B Share Values of all Holders of Class B Shares; and
          (e) thereafter, 16.667% to the Holders of Class A Shares, pro rata in proportion to their Class A Shares, and 83.333% to the Holders of Class B Shares, pro rata in proportion to their Class B Shares.
Notwithstanding the foregoing provisions of this Section 6.4, in connection with any Liquidating Event following a Privatization Transaction, the Board shall be permitted to make such allocations as may be reasonably necessary or appropriate to correspond to the amounts distributable to the Shareholders following such Privatization Transaction, it being understood that the Capital Account balance of the LIH Shareholder, to the extent possible, shall be equal to the consideration to which such LIH Shareholder is entitled following such Privatization Transaction.
     6.5 Allocations Upon Adjustment of Gross Asset Value. If the Gross Asset Values of the Company’s assets are adjusted in accordance with subparagraph (b) of the definition of Gross Asset Value, after all other items of income or loss are allocated pursuant to Section 6.1, 6.2 and 6.3, such adjustments shall be allocated in accordance with Section 6.4.
     6.6 Allocations With Respect to Disposition Proceeds. Gain attributable to a disposition giving rise to a distribution of Disposition Proceeds under Section 5.3(b) shall be allocated to the Holders of Class A Shares, pro rata in proportion to the Class A Shares, to the extent of the lesser of the amount of such gain or the amount of such distribution. Losses attributable to dispositions shall be allocated to the Holders of Class A Shares, pro rata in proportion to the Class A Shares, to the extent of the cumulative gain previously allocated pursuant to this Section 6.6.
ARTICLE 7
MANAGEMENT AND OPERATIONS OF BUSINESS
     7.1 Management.
          (a) The business and affairs of the Company shall be managed under the direction of a board of managers (the “Board”), who shall be the managers of the Company. The Board shall consist of three (3) individuals (each, a “Board Member”) elected by the holders of a majority of the Class A Shares of the Company. Each Board Member shall be a “manager” within the meaning of the Act. The Board may at any time increase the size of the Board. The names of the individuals who shall serve as the initial Board Members are set forth on Exhibit C. Any vacancy on the Board (including a vacancy caused by an increase in the size of the Board) shall be filled by the holders of a majority of the Class A Shares. Any Board Member may be removed at any time, with or without cause, by the holders of a majority of the Class A Shares. The Company may select natural persons to be designated as officers of the Company with such titles as “president,” “vice president,” “secretary,” or “treasurer” or titles the Board in its sole discretion may determine.
          (b) Any action required to be taken by the Board, or any action which may be taken by the Board, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by not less than a majority of the Board Members.
          (c) Except as otherwise expressly provided in this Agreement all management powers over the business and affairs of the Company are and shall be exclusively vested in the Board, and no Shareholder shall have any right to participate in or exercise control or management power over the business and affairs of the Company. In addition to the powers now or hereafter granted a manager of a limited liability company under applicable law or that are granted to the Board under any other provision of this Agreement, the Board, subject to the other provisions hereof including, without limitation, Section 3.1, Section 3.2, and Section 7.3, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Company, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:
               (i) the making of any expenditures, the lending or borrowing of money or selling of assets (including, without limitation, making prepayments on loans), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Company’s assets) and the incurring of any obligations that the Board deems necessary for the conduct of the activities of the Company;
               (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;
               (iii) subject to Section 11.2 hereof, the acquisition, sale, transfer, exchange or other disposition of any, all or substantially all of the assets (including the goodwill) of the Company (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity;
               (iv) the mortgage, pledge, encumbrance or hypothecation of any assets of the Company, the assignment of any assets of the Company in trust for creditors or on the promise of the assignee to pay the debts of the Company, the use of the assets of the Company (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that the Board sees fit, including, without limitation, the financing of the operations and activities of the Company or any of the Company’s Subsidiaries, the lending of funds to other Persons (including, without limitation, Equity One and/or the Company’s Subsidiaries) and the repayment of obligations of the Company, its Subsidiaries and any other Person in which the Company has an equity investment, and the making of capital contributions to and equity investments in the Company’s Subsidiaries;
               (v) the management, operation, leasing, landscaping, repair, alteration, demolition, replacement or improvement of any real property or improvements owned by the Company or its Subsidiaries;
               (vi) the holding, managing, investing and reinvesting cash and other assets of the Company or any of its Subsidiaries and the collection and receipt of revenues, rents and income of the Company or any of its Subsidiaries;
               (vii) the collection and receipt of revenues and income of the Company or any of its Subsidiaries;
               (viii) the negotiation, execution and performance of any contracts, including leases (including ground leases), easements, management agreements, rights of way and other property-related agreements, conveyances or other instruments that the Board considers useful or necessary to the conduct of the Company’s operations or the implementation of the Board’s powers under this Agreement, including contracting with contractors, developers, consultants, governmental authorities, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation, as applicable, out of the Company’s assets;
               (ix) the distribution of Company cash or other Company assets in accordance with this Agreement;
               (x) the selection and dismissal of employees of the Company (if any) and agents, outside attorneys, accountants, consultants and contractors of the Company and the determination of their compensation and other terms of employment or hiring;
               (xi) the maintenance of such insurance (including, without limitation, directors and officers insurance) for the benefit of the Company, any of its Subsidiaries and/or the Shareholders (including, without limitation, Equity One) as the Board deems necessary or appropriate;
               (xii) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, any Subsidiary and any other Person in which Equity One has an equity investment from time to time);
               (xiii) the control of any matters affecting the rights and obligations of the Company or any of its Subsidiaries, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Company or any of its Subsidiaries, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Company in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
               (xiv) the undertaking of any action in connection with the Company’s direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Company to such Persons);
               (xv) the determination of the fair market value of any Company property distributed in kind using such reasonable method of valuation as the Board may adopt; provided, however, that such methods are otherwise consistent with the requirements of this Agreement;
               (xvi) the enforcement of any rights against any Shareholder pursuant to representations, warranties, covenants and indemnities relating to such Shareholder’s contribution of property or assets to the Company;

               (xvii) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Company;
               (xviii) the exercise of any of the powers of the Board enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Company or any other Person in which the Company has a direct or indirect interest, or jointly with any such Subsidiary or other Person;
               (xix) the exercise of any of the powers of the Board enumerated in this Agreement on behalf of any Person in which the Company does not have an interest, pursuant to contractual or other arrangements with such Person;
               (xx) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases, confessions of judgment or any other legal instruments or agreements in writing necessary or appropriate in the judgment of the Board for the accomplishment of any of the powers of the Board enumerated in this Agreement;
               (xxi) the issuance of additional Shares in connection with Capital Contributions by Additional Shareholders and additional Capital Contributions by Shareholders, including, without limitation, Equity One, pursuant to ARTICLE 4 hereof;
               (xxii) the distribution of cash to acquire Class A Shares in connection with a redemption under Section 8.5 hereof;
               (xxiii) an election to dissolve the Company pursuant to Section 13.1 hereof; and
               (xxiv) to exercise all other ancillary rights or duties on behalf of the Company and/or any of its Subsidiaries as necessary to implement any of the powers contained herein and to exercise any and all other and additional rights and powers in respect of the assets of the Company that an owner thereof could lawfully exercise.
          (d) Each of the Shareholders agrees that, except as provided in Section 7.3 hereof, the Board is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Company without any further act, approval or vote of the Shareholders or any other Persons, notwithstanding any other provision of the Act or any applicable law, rule or regulation. The execution, delivery or performance by the Board or the Company of any agreement authorized or permitted under this Agreement shall not constitute a breach by the Board of any duty that the Board may owe the Company or the Shareholders or any other Persons under this Agreement or of any duty stated or implied by law or equity so long as such execution, delivery or performance has been undertaken by the Board in good faith.
          (e) At all times from and after the date hereof, the Board may cause the Company to obtain and maintain (i) casualty, liability and other insurance on the Properties of the Company and (ii) liability insurance for the Indemnitees hereunder.

          (f) At all times from and after the date hereof, the Board may cause the Company to establish and maintain working capital and other reserves in such amounts as the Board, in its sole and absolute discretion, deems appropriate and reasonable from time to time.
          (g) In exercising its authority under this Agreement, the Board may, but shall be under no obligation to take into account the tax consequences to any Shareholder of any action taken by it. Except as set forth in the Tax Matters Agreement, the Company shall not have liability to a Shareholder under any circumstances as a result of an income tax liability incurred by such Shareholder as a result of an action (or inaction) by the Board pursuant to its authority under this Agreement and in accordance with the terms hereof.
     7.2 Certificate of Formation. To the extent that such action is determined by the Board to be reasonable and necessary or appropriate, the Board shall file amendments to and restatements of the Certificate and do all the things to maintain the Company as a limited liability company (or an entity in which the Shareholders have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or any other jurisdiction, in which the Company may elect to do business or own property. The Board shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Shareholder. The Board shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company (or an entity in which the Shareholders have limited liability to the extent provided by applicable law) in the State of Delaware and any other state, or the District of Columbia or other jurisdiction, in which the Company may elect to do business or own property.
     7.3 Restrictions on the Board’s Authority.
          (a) The Board may not take any action in contravention of an express prohibition or limitation of this Agreement, or fail to take any action expressly required under this Agreement, without the Consent of the LIH Shareholders, and may not:
               (i) take any action that would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement; or
               (ii) perform any act that would subject a Shareholder to liability except as provided herein or under the Act.
          (b) The Board shall not, without the prior Consent of the LIH Shareholders, undertake or permit any officer, employee, agent or other representative to undertake, on behalf of the Company, any of the following actions or enter into any transaction that would have the effect of such transactions:
               (i) make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Company;
               (ii) institute any proceeding for bankruptcy on behalf of the Company;

               (iii) take any action to liquidate or dissolve the Company prior to the Termination Date;
               (iv) except as provided in Sections 4.2, 11.4 and 12.1 hereof, admit into the Company any Shareholder;
               (v) permit the Company to incur any Debt or grant any lien, mortgage or encumbrance affecting its assets; provided, however that in no event shall any Subsidiary be prohibited from incurring any Debt or granting any lien, mortgage or encumbrance affecting the assets of such Subsidiary;
               (vi) borrow money from Equity One or an Affiliate of Equity One; provided, however in no event shall any Subsidiary of the Company be prohibited from borrowing money from Equity One or any of its Affiliates pursuant to an Equity One Subsidiary Loan;
               (vii) permit the prepayment of the EQY Participating Note, except as permitted under the EQY Participating Note; provided, however, that the Consent of the LIH Shareholders shall not be required to permit the prepayment of the EQY Participating Note at any time after the tenth (10th) Business Day after the Company’s receipt of a Notice of Redemption that has not been withdrawn pursuant to Section 8.5(i);
               (viii) permit the modification of the EQY Participating Note in violation of Section 7.5(c); or
               (ix) agree to any Determined Property Value (as defined in the EQY Participating Note); provided, however, that the Consent of the LIH Shareholders shall not be required in connection with a Determined Property Value that is determined by an Appraiser (as defined in the EQY Participating Note)) pursuant to the EQY Participating Note.
          (c) Notwithstanding Section 7.3(b) and 14.2 hereof, the Board shall have the power, without the Consent of the Shareholders, to amend this Agreement as may be required to facilitate or implement any of the following purposes:
               (i) to reflect the transfer of Shares or the admission, substitution or withdrawal of Shareholders or the termination of the Company in accordance with this Agreement, and to amend Exhibit A in connection with such transfer, admission, substitution or withdrawal;
               (ii) to reflect a change that is of an inconsequential nature or does not adversely affect the Shareholders in any respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;
               (iii) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law; and

               (iv) to reflect such changes as are reasonably necessary for Equity One to maintain its status as a REIT, including changes which may be necessitated due to a change in applicable law (or an authoritative interpretation thereof or a ruling of the IRS, or to satisfy the REIT Requirements).
The Board will promptly notify the LIH Shareholders when any action is taken under this Section 7.3(c).
          (d) Notwithstanding Section 7.3(b), 7.3(c) and Section 14.2 hereof, the Board shall not (i) amend Section 4.2(a), 7.3, 7.5, 7.8(c), 8.5, 10.3(b), 11.2 or 11.3, or ARTICLE 5, 7, 13 or 16, or any defined term used in such Sections or Articles in a manner that affects the meaning or operation of such Sections or Articles, or (ii) otherwise amend this Agreement in a way that imposes or increases any liability of the LIH Shareholders.
     7.4 Reimbursement of the Board.
          (a) Except as provided in Section 7.4(b), the Board and the officers of the Company shall not be compensated for their respective services to the Company.
          (b) The Board and the officers of the Company shall be reimbursed on a monthly basis, or such other basis as the Board may determine in its sole and absolute discretion, for all out-of-pocket expenses incurred by the Board and the officers of the Company with respect to the operation of the Company’s business or for the benefit of the Company. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.6.
     7.5 Transactions with Affiliates.
          (a) Except as expressly permitted by this Agreement, neither the Company nor any of its Subsidiaries shall sell, transfer or convey any property to, purchase any property from, make any loan to or investment in, incur Debt owed to, or issue securities to Equity One or any of its Affiliates (other than the Company or any of its Subsidiaries), directly or indirectly, or enter into any other transaction with Equity One or any of its Affiliates (other than the Company or any of its Subsidiaries) except pursuant to transactions that are on terms and conditions that are fair and reasonable for the Company and its Subsidiaries and no less favorable to the Company and its Subsidiaries than would be obtained in an arm’s length transaction with a third party; provided, however, that any loan from the Company or any Subsidiary to Equity One shall be permitted under this Agreement if the interest rate is equal to or greater than the interest rate payable on Equity One’s revolving credit facility, as in effect from time to time.
          (b) Equity One and its Affiliates may perform services for the Company and/or tenants of the Company’s or it’s Subsidiaries’ properties and shall be entitled to receive compensation for such service that is comparable to the compensation that could be obtained in an arms length transaction. Notwithstanding the foregoing, this Section 7.5(b) shall not impose any restrictions on any term (including the amount of compensation) of any agreement between the Company and any of its Subsidiaries or any agreement among Subsidiaries of the Company.

          (c) Notwithstanding any other provision of this Agreement, the Board shall cause the Company to enforce the rights of the Company under the EQY Participating Note. If, within seven (7) Business Days after the occurrence of a payment default under the EQY Participating Note (after giving effect to any cure periods thereunder), the Board has failed to cause the Company to enforce the payment obligations of Equity One to the Company under the EQY Participating Note, then any LIH Shareholder shall have the right upon prior notice to the Company to enforce the payment obligations of Equity One to the Company under the EQY Participating Note. Notwithstanding anything to the contrary contained in this Agreement, without the Consent of the LIH Shareholders, the Board shall not, and shall cause the Company not to, modify, alter, or amend any provision of the EQY Participating Note, or waive any breach of any provision of the EQY Participating Note.
     7.6 Indemnification.
          (a) To the fullest extent permitted by Delaware law, the Company shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, subpoenas, requests for information, formal or informal investigations, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the Company or its business, affairs, properties or operations, or obligations of the Company for which the Indemnitee is or is alleged to be liable, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise. The Board is hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.6(a) in favor of any Indemnitees. Any indemnification pursuant to this Section 7.6(a) shall be made only out of the assets of the Company, and no Shareholder (including Equity One or any of its Affiliates) shall have any obligation to contribute to the capital of the Company, or otherwise provide funds, to enable the Company to fund its obligations under this Section 7.6(a). No Indemnitee shall be entitled to indemnification pursuant to this Section 7.6 with respect to any action, suit or proceeding that relates to a claim by or dispute between or among the Shareholders or any Affiliates of the Shareholders.
          (b) Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Company from time to time as expenses are incurred, which the parties acknowledge may be in advance of the final disposition of the proceeding upon receipt by the Company of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in Section 7.6(a) has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
          (c) The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Shareholders, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.
          (d) The Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
          (e) In no event may an Indemnitee subject any of the Holders to personal liability by reason of the indemnification provisions set forth in this Agreement.
          (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
          (g) The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company’s liability to any Indemnitee under this Section 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     7.7 Exculpation.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, or any obligation or duty at law or in equity, no Board Member or any officer of the Company shall be liable or accountable in monetary damages or otherwise to the Company, any Shareholders or any Assignees for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, or this Agreement) taken or omitted by such Person unless the act or omission involved fraud or willful misconduct by such Person or constituted a violation of the Delaware implied contractual covenant of good faith and fair dealing on the part of such Person.
          (b) Notwithstanding anything to the contrary in this Agreement, no Board Member shall have any fiduciary duties to the Company or any Shareholder, or any liability to the Company or any Shareholder based on any claim of a breach of fiduciary duty; provided, however, that each Board Member shall have the duty to act in accordance with the Delaware implied contractual covenant of good faith and fair dealing. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of Board Members otherwise existing at law or in equity, are agreed by the Shareholders to replace such other duties and liabilities of the Board Members.
          (c) The Board may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through employees or agents of the Company. The Board shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Board in good faith.
          (d) Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on any Indemnitee’s liability to the Company and the Shareholders under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
          (e) Whenever in this Agreement the Board is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Board shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any particular interest or factors affecting the Company or the Shareholders or any of them, or (ii) in its “good faith” or under another expressed standard, the Board shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise. The Board’s “sole discretion” and “discretion” under this Agreement shall be exercised in good faith.
     7.8 Other Matters Concerning the Board.
          (a) The Board may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.
          (b) The Board may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the Board reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
          (c) Notwithstanding any other provision of this Agreement, the Board may take any action (including amending this Agreement), or refrain from acting, in the good faith belief that such action or omission is necessary in order for Equity One to continue to qualify as a REIT or to permit Equity One’s counsel to render a customary “will” level REIT qualification opinion for Equity One, provided that the Board delivers to LIH a certificate specifying what actions (or failures to act), it intends to take (or fail to take) in reliance upon this Section 7.8(c); provided, however, that without the Consent of the LIH Shareholders, the Board shall not take any action otherwise expressly prohibited under this Agreement, or fail to take any action otherwise expressly required under this Agreement, unless the Board has received a written opinion from a nationally recognized law firm, and provided a copy to LIH, to the effect that such action or failure to act is necessary for Equity One to continue to qualify as a REIT or to permit Equity One’s counsel to render a customary “will” level REIT qualification opinion for Equity One; provided, further, that in such event, the Company and Equity One shall jointly and severally indemnify the LIH Shareholders, on a fully grossed-up, after-tax basis, for all damages suffered by the LIH Shareholders as a result of the action or failure to act specified in the certificate delivered to LIH, including direct, consequential, special, incidental and indirect damages such as diminution of value and lost revenues, profits and income. In such event, the damages suffered by the LIH Shareholders shall be calculated in a manner intended to give the LIH Shareholders the maximum “benefit of the bargain,” with an appropriate multiplier being applied to any loss or prospective loss of revenue, profit, income or distributions. The LIH Shareholders shall have no obligation to mitigate any such damages.
          (d) Equity One, its Affiliates and any officer, director, member, partner, employee, agent, trustee or stockholder of Equity One or its Affiliates shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including, without limitation, business interests and activities that are in direct competition with the Company or that are enhanced by the activities of the Company. Neither the Company nor any of the Shareholders or any of their respective Affiliates shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of Equity One or its Affiliates, and none of Equity One or its Affiliates shall have any obligation pursuant to this Agreement or the limited liability company relationship created hereby to offer any interest in any such business ventures to the Company, any Shareholder or any Affiliate of any of the foregoing, even if such opportunity is of a character which, if presented to the Company, any Shareholder or any Affiliate of any of the foregoing could be taken by such Person.
     7.9 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Shareholder, individually or collectively with other Shareholders or Persons, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more nominees, as the Board may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which legal title to such Company assets is held.
     7.10 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Board has full power and authority, without the consent or approval of any other Shareholder, or Person, to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company, and take any and all actions on behalf of the Company, and such Person shall be entitled to deal with the Board as if it were the Company’s sole party in interest, both legally and beneficially. Each Shareholder hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board in connection with any such dealing. In no event shall any Person dealing with the Board or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the Board or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Board or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this

Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.
ARTICLE 8
RIGHTS AND OBLIGATIONS OF SHAREHOLDERS
     8.1 Limitation of Liability. No Shareholder shall have any liability under this Agreement except as expressly provided in this Agreement (including, without limitation, Section 10.4 hereof) or under the Act.
     8.2 Management of Business. No Shareholder or Assignee shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.
     8.3 Return of Capital. Except to the extent of distributions made pursuant to this Agreement or upon termination of the Company as provided herein, no Shareholder shall be entitled to the withdrawal or return of its Capital Contribution. Except to the extent provided in this Agreement (including ARTICLE 5, ARTICLE 6 and ARTICLE 13), no Shareholder or Assignee shall have priority over any other Shareholder or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.
     8.4 Rights of Shareholders Relating to the Company.
          (a) In addition to the other rights provided by this Agreement or by the Act, each Shareholder shall have the right, for a business purpose reasonably related to such Shareholder’s interest as a Shareholder in the Company, upon written demand with a statement of the purpose of such demand and at such Shareholder’s own expense (including such copying and administrative charges as the Board may establish from time to time):
               (i) to obtain a copy of the Company’s federal, state and local income tax returns for each Company Year;
               (ii) to obtain a current list of the name and last known business, residence or mailing address of each Shareholder; and
               (iii) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed.
     8.5 Redemption Right.
          (a) Except as provided in Section 8.5(e), at any time and from time to time after the Final Settlement Date and until the Termination Date, any LIH Shareholder shall have the right (the “Redemption Right”) (subject to the terms and conditions set forth herein) to require the Company to redeem all or a portion of the Class A Shares held by the LIH

Shareholder (such Class A Shares being hereafter referred to as “Tendered Shares”) in exchange for the Adjusted Cash Amount applicable to such Tendered Shares. The LIH Shareholder shall have no right, with respect to any Class A Shares so redeemed, to receive any distributions from the Company with a Company Record Date on or after the Specified Redemption Date. Any Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Company. The Adjusted Cash Amount shall be payable in accordance with the LIH Shareholder’s instructions set forth in the Notice of Redemption on or prior to the Specified Redemption Date.
          (b) Notwithstanding the provisions of Section 8.5(a) above, if an LIH Shareholder has delivered to the Company a Notice of Redemption, then Equity One may, in its sole and absolute discretion, elect to assume and satisfy the Company’s obligation to satisfy the Redemption Right with respect to some or all of the Tendered Shares and acquire such Tendered Shares from the LIH Shareholder in exchange for the Adjusted REIT Shares Amount applicable to such Tendered Shares and, if Equity One so elects, the LIH Shareholder shall sell, as of the Specified Redemption Date, such Tendered Shares to Equity One in exchange for the Adjusted REIT Shares Amount applicable to such Tendered Shares as of the Specified Redemption Date. In such event, the LIH Shareholder shall have no right to cause the Company to redeem such Tendered Shares. Equity One shall give the LIH Shareholder written notice of its election on or before the close of business on the fifth (5th) Business Day after the Company’s receipt of the Notice of Redemption. The REIT Shares, if applicable, shall be delivered as duly authorized, validly issued, fully paid and nonassessable REIT Shares and free of any pledge, lien, encumbrance or restriction, other than those provided in the Articles of Incorporation, and the delivery of the REIT Shares shall be made without charge to the LIH Shareholders for any stamp or other similar tax in respect of such Shares. Notwithstanding any delay in such delivery, the LIH Shareholder shall be deemed the owner of such REIT Shares for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified Redemption Date. In addition, the REIT Shares for which the Class A Shares might be exchanged shall bear the legends contemplated by Section 8.2 of the Equityholders Agreement and such other legends as required by the Articles of Incorporation.
          (c) In the event that (i) the Company redeems any Tendered Shares for cash as provided in Section 8.5(a), then the Company shall be required to pay to the LIH Shareholder on the Specified Redemption Date in addition to the Adjusted Cash Amount as provided in Section 8.5(a), an amount in cash equal to (a) the annualized cash dividend paid on REIT Shares for the preceding year, multiplied by (b) the Adjusted REIT Shares Amount with respect to such Tendered Shares, multiplied by (c) a fraction, the numerator of which number is the number of days between the Specified Redemption Date and the immediately preceding Company Record Date and the denominator of which is three hundred sixty five (365).
          (d) As of the Effective Date, Equity One has granted to LIH a waiver of restrictions on ownership and transfer set forth in the Articles of Incorporation in the form attached hereto as Exhibit D.
          (e) Notwithstanding anything herein to the contrary, with respect to any redemption or exchange for REIT Shares pursuant to this Section 8.5, the LIH Shareholder exercising its Redemption Right shall continue to own all Tendered Shares, and be treated as a

Shareholder with respect to such Tendered Shares for all purposes of this Agreement, until the Specified Redemption Date. For purposes of clarity, no LIH Shareholder shall have any rights as a stockholder of Equity One with respect to the Class A Shares held by the LIH Shareholder.
          (f) The Redemption Right set forth in this Section 8.5 shall terminate on the tenth (10th) anniversary of the Effective Date (the “Termination Date”).
          (g) The Redemption Right set forth in this Section 8.5 is personal to LIH Shareholders and may not be transferred or assigned to any Person who is not an LIH Shareholder.
          (h) Any LIH Shareholder may elect to give a Notice of Redemption that is conditional on closing of a Qualified Offering under the Registration Rights Agreement, in which case, if Equity One elects to exercise its rights under 8.5(b) to acquire the Tendered Shares, the sale will be conditional upon and occur immediately prior to the closing of the Qualified Offering.
          (i) If an LIH Shareholder exercises the Redemption Right and Equity One does not elect to acquire all of the Tendered Shares pursuant to Section 8.5(b), then the LIH Shareholder may, at any time within ten (10) Business Days after the Company’s receipt of the Notice of Redemption, withdraw its exercise of the Redemption Right (and the related Notice of Redemption) by giving written notice of such withdrawal to the Company, and the Company shall not effect the redemption of the Tendered Shares.
ARTICLE 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS
     9.1 Records and Accounting.
          (a) The Board shall keep or cause to be kept at the principal office of the Company those records and documents required to be maintained by the Act and other books and records deemed by the Board to be appropriate with respect to the Company’s business. Any records maintained by or on behalf of the Company in the regular course of its business may be kept on any information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.
          (b) The books of the Company shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the Board determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Company and the Board may operate with integrated or consolidated accounting records, operations and principles.
          (c) The books and records of the Company shall be available for reasonable inspection by any Shareholder during normal business hours and upon reasonable prior notice to the Board.

     9.2 Company Year. The Company Year of the Company shall be the taxable year of the Company, which shall be the calendar year except as otherwise may be required under the Code.
ARTICLE 10
TAX MATTERS
     10.1 Preparation of Tax Returns. The Board shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for Federal and state income tax purposes. The Shareholders shall promptly provide the Board with such information as may be reasonably requested by the Board from time to time in connection with its preparation of such returns.
     10.2 Tax Elections. Except as otherwise provided herein, the Board shall be entitled to determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code Section 754 and the election of methods to use for tax allocations under Section 6.3(b); provided, however, that the Consent of the LIH Shareholders must be obtained with respect to any such election that would have an adverse effect on the LIH Shareholders, other than the election under Section 754.
     10.3 Tax Matters Shareholder.
          (a) Equity One shall be the “tax matters shareholder” of the Company for Federal income tax purposes. The tax matters shareholder shall be the person referred to in Section 6231 of the Code. The tax matters shareholder shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters shareholder in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm to assist the tax matters shareholder in discharging its duties hereunder. At the request of any Shareholder, the Board agrees to inform such Shareholder regarding the preparation and filing of any returns and with respect to any subsequent audit or litigation relating to such returns.
          (b) The tax matters shareholder may not, without the prior Consent of the LIH Shareholders, which may not be unreasonably withheld or delayed:
               (i) enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Shareholder for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters shareholder may expressly state that such agreement shall bind all Shareholders, except that such settlement agreement shall not bind any Shareholder (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters shareholder shall not have the authority to enter into a settlement agreement on behalf of such Shareholder (as the case may be) or (ii) who is a “notice partner” (as defined in Code Section 6231) or a member of a “notice group” (as defined in Code Section 6223(b)(2));

               (ii) in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Shareholder for tax purposes (a “Final Adjustment”) is mailed to the tax matters shareholder, seek judicial review of such Final Adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located;
               (iii) intervene in any action brought by any other Shareholder for judicial review of a Final Adjustment;
               (iv) file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;
               (v) enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Shareholder for tax purposes, or an item affected by such item; and
               (vi) take any other action on behalf of the Shareholders or any of them in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.
          (c) The taking of any action and the incurring of any expense by the tax matters shareholder in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters shareholder and the provisions relating to indemnification of the Board set forth in Section 7.6 hereof shall be fully applicable to the tax matters shareholder in its capacity as such.
     10.4 Withholding. Notwithstanding any other provision of this Agreement, but subject to Sections 3.1 and 3.2 of the Tax Matters Agreement, the Board is authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any withholding requirements applicable to a current or former Shareholder in such Person’s capacity as a Shareholder and established under the Code or any other U.S. federal, state or local law or foreign law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. Any amount paid on behalf of or with respect to a Shareholder shall constitute a loan by the Company to such Shareholder, which loan shall be repaid by such Shareholder within fifteen (15) days after notice from the Board that such payment must be made unless (i) the Company withholds such payment from a distribution which would otherwise be made to the Shareholder, (ii) the Board determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Shareholder or (iii) treatment as a loan would jeopardize Equity One’s status as a REIT or otherwise be prohibited by law, including, without limitation, Section 402 of the Sarbanes-Oxley Act of 2002 (in which case such Shareholder shall pay such amount to the Company on or before the date the Company pays such amount on behalf of such Shareholder). Any amounts withheld pursuant to the foregoing clauses (i), (ii) or (iii) shall be treated as having been distributed to such Shareholder (unless, in the case of amounts governed by clause (iii), the Shareholder timely pays the amount to be withheld to the Company). In the event that a Shareholder fails to pay any amounts owed to the Company pursuant to this Section 10.4 when due, Equity One may, in its sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Shareholder, and in such event shall be deemed to have loaned such amount to such defaulting Shareholder and shall succeed to all rights and remedies of the Company as against such defaulting Shareholder. Without limitation, in such event Equity One shall have the right to receive distributions that would otherwise be distributable to such defaulting Shareholder until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by Equity One shall be treated as having been distributed to the defaulting Shareholder and immediately paid by the defaulting Shareholder to Equity One in repayment of such loan. Any amounts payable by a Shareholder hereunder shall bear interest at the lesser of (1) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points, or (2) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Equity One may assign its interest in any such loan to an Affiliate. In the event that proceeds to the Company are reduced on account of taxes withheld at the source or the Company incurs a tax liability and such taxes (or a portion thereof) are imposed on or with respect to one or more, but not all, of the Shareholders in the Company or if the rate of tax varies depending on the attributes of specific Shareholders or to whom the corresponding income is allocated, the amount of the reduction in the Company’s net proceeds shall be borne by and apportioned among the relevant Shareholders and treated as if it were paid by the Company as a withholding obligation with respect to such Shareholders in accordance with such apportionment. Notwithstanding any other provision of this Agreement, any loan deemed made to a Shareholder shall be payable solely out of amounts that would otherwise be distributed to such Shareholder. In no event may the Company, another Shareholder or any other Person foreclose on any Shares held by a Shareholder to whom such a loan is deemed to have been made.
     10.5 Organizational Expenses. The Board may cause the Company to elect to deduct expenses, if any, incurred by it in organizing the Company ratably over a 180-month period as provided in Section 709 of the Code.
ARTICLE 11
SHAREHOLDER TRANSFERS AND WITHDRAWALS
     11.1 Transfer.
          (a) The term “Transfer,” when used in this ARTICLE 11 with respect to Shares, shall be deemed to refer to a transaction by which a Shareholder purports to assign, directly or indirectly, all or any part of its Shares to another Person, and includes any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary, involuntary or by operation of law or otherwise; provided, however, that when the term is used in ARTICLE 11 hereof, “Transfer” does not include any redemption of any Class A Shares by the Company or any acquisition of Shares by Equity One pursuant to Section 8.5. The terms “Transferred” and “Transferring” have correlative meanings.

          (b) No Shares shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this ARTICLE 11. Any Transfer or purported Transfer of Shares not made in accordance with this ARTICLE 11 shall be null and void ab initio unless consented to in writing by the Board.
     11.2 Transfer of Equity One’s Interest.
          (a) Prior to the Domestication Date, Equity One shall not transfer any of its Shares, except (i) to a wholly-owned Subsidiary of Equity One, (ii) with the Consent of the LIH Shareholders, (iii) in a Change-in-Control Transaction that satisfies the requirements of Sections 11.2(b) and (d), or (iv) in a Privatization Transaction that satisfies the requirements of Section 11.2(c).
          (b) Upon the consummation of a Change-in-Control Transaction in which all REIT Shares are converted into, or exchanged for any combination of (i) common equity securities of a U.S. corporation or a Maryland real estate investment trust (or other similar real estate investment trust organized under the laws of any other state of the United States) that has elected to be taxed as a REIT or a U.S. corporation (the “Successor Entity”) that are listed on a Nationally Recognized Securities Exchange (“New Shares”) (irrespective of cash paid in lieu of any fractional shares), and (ii) cash or other securities, then (x) every reference in this Agreement to “REIT Shares” shall subsequently be deemed to be a reference to such New Shares, and the Conversion Factor shall be adjusted by multiplying the Conversion Factor in effect immediately prior to the consummation of such transaction by a number (which may be a fraction) equal to the exchange ratio pursuant to which each REIT Share (or fraction thereof) is converted into a New Share issued upon conversion, exchange or otherwise in such Change-in-Control Transaction, and (y) upon any subsequent exercise of the Redemption Right by an LIH Shareholder, in addition to receiving the Adjusted Cash Amount from the Company, or the Adjusted REIT Shares Amount from the Successor Entity, with respect to the Tendered Shares, such LIH Shareholder shall be entitled to receive from the Company or the Successor Entity, respectively, an additional cash payment equal to the product of (1) the number of Tendered Shares and the cash consideration per REIT Share received by holders of REIT Shares in the Change-in-Control Transaction increased at a rate per annum equal to the annual dividend yield applicable to EQY Common Stock immediately prior to such Change-in-Control Transaction, from the date of such Change-in-Control Transaction through the Specified Redemption Date. If, pursuant to the terms of such Change-in-Control Transaction, holders of REIT Shares have the right to make an election with respect to the consideration to be received (as between New Shares and any other consideration), then the Company and the Successor Entity shall give each of the LIH Shareholders an opportunity to make a corresponding election (at the time of such Change-in-Control Transaction) with respect to the form of consideration to be received by such Shareholder upon a subsequent exercise of the Redemption Right. In the event of any such election by an LIH Shareholder, the adjustment to the Conversion Factor pursuant to clause (x) above, and the cash payment specified in clause (y) above shall be calculated based on such election.
          (c) Upon the consummation of a Privatization Transaction, each outstanding Class A Share shall be immediately redeemed by the Company (which, for the avoidance of doubt, shall not require the Consent of, or the taking of any action by, the Holders of such Class A Shares) for cash in an amount equal to the excess of: (i) the sum of (x) the product of (1) the value of the highest consideration per REIT Share paid in such Privatization Transaction, and (2) the Conversion Factor in effect as of the date of the consummation of such Privatization Transaction, and (y) the Cumulative Unpaid Class A Distribution, if any, with respect to such Share as of the date of consummation of such Privatization Transaction, over (ii) the aggregate amount of cash distributions paid by the Company with respect to such Class A Share pursuant to Sections 5.1(b), 5.2 or 5.3(b). Such mandatory redemption shall be without prejudice to the rights of the LIH Shareholders under the Tax Matters Agreement.
          (d) Prior to the consummation of any Change-in-Control Transaction referred to in Section 11.2(b):
               (i) the Company shall establish, to the reasonable satisfaction of the LIH Shareholders, the creditworthiness of the Successor Entity in relation to the rights of LIH Shareholders under this Agreement, including by way of establishing an escrow account or trust fund with sufficient cash or liquid assets to assure all payments upon any future exercise of the Redemption Rights;
               (ii) pursuant to a written agreement reasonably satisfactory to the LIH Shareholders, the Successor Entity shall assume and agree to perform all of Equity One’s obligations under this Agreement, the Contribution Agreement, the Tax Matters Agreement, the Registration Rights Agreement and the Equityholders Agreement (with references in such agreements to Equity One deemed to be references to the Successor Entity after the Change-in-Control Transaction); and
               (iii) if the Successor Entity is a REIT, the Successor Entity shall provide the LIH Shareholders with (x) an opinion of a nationally recognized counsel reasonably acceptable to LIH to the effect that the Change-in-Control Transaction will not prevent CapCo from becoming a domestically controlled qualified investment entity, as defined below, on the fifth anniversary of the Effective Date, and (y) evidence reasonably satisfactory to LIH that the Successor Entity has provisions in its charter or other governing documents that will prevent foreign persons, within the meaning of Section 897(h)(4)(B) of the Code, from owning, directly or indirectly, 50% or more of the stock of CapCo. For purposes of the foregoing, the phrases “owned directly or indirectly by foreign persons” and “domestically controlled qualified investment entity” shall have the meaning used for purposes of applying Section 897(h)(4) of the Code, except that (i) in the case of a REIT, if any class of stock of such REIT is regularly traded on an established securities market within the United States, persons that are not named as a reporting person or otherwise in a Schedule 13D or 13G made under the Exchange Act with the Commission with respect to such REIT shall be treated as U.S. persons unless the issuer of such stock has actual knowledge or should have had knowledge to the contrary, provided that, for purposes of determining whether the issuer should have had knowledge to the contrary, the issuer shall be under no independent duty, implied or otherwise, to make any inquiry with respect to its direct or indirect stockholders, and (ii) any shares held directly or indirectly by an entity classified as a domestic corporation (other than a REIT) for U.S. federal income tax purposes shall be treated as held by a U.S. person.
          (e) The provisions of this Section 11.2 shall apply to successive transactions.

          (f) Equity One shall give LIH notice of any Change-in-Control Transaction or Privatization Transaction at least forty (40) days prior to its consummation. The provision of such notice shall not be deemed to require a Consent on the part of LIH or any other LIH Shareholder to such transaction that does not otherwise require Consent under this Agreement. LIH agrees, as a condition to the receipt of the notice pursuant hereto, to keep confidential the information set forth therein until such time as Equity One has made public disclosure thereof and to use such information solely for purposes of determining whether to exercise the Redemption Right.
          (g) The rights of the LIH Shareholders set forth in this Section 11.2 shall terminate as of the Termination Date.
     11.3 LIH Shareholders’ Rights to Transfer.
          (a) Subject to the provisions of this Section 11.3 and Section 11.2, an LIH Shareholder may Transfer all or any portion of its Shares, or any of such Shareholder’s economic rights as a Shareholder (i) with the consent of the Board, at its sole discretion, (ii) to any wholly-owned Subsidiary of Parent or LIH, provided, that no Competitor owns any portion of such Affiliate (excluding ownership of any interest in Parent or other Public Entity), (iii) in accordance with the Equityholders Agreement, or (iv) a Transfer by operation of law resulting from the merger, consolidation or other combination of Parent with another Person, or any change in ownership of Parent or any other Public Entity.
          (b) It is expressly understood and agreed that a Shareholder may not Transfer all or a portion of any Shares pursuant to Section 11.3(a) unless such Transfer meets each of the following conditions:
               (i) Such Transfer is made only to a Qualified Transferee.
               (ii) The transferee assumes by operation of law or express agreement all of the obligations of the transferor Shareholder under this Agreement with respect to such transferred Shares and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Shareholder are assumed by a successor corporation by operation of law) shall relieve the transferor Shareholder of its obligations under this Agreement without the approval of the Board, in its sole and absolute discretion. Notwithstanding the foregoing, any transferee of any Transferred Shares shall be subject to any and all ownership limitations contained in the Articles of Incorporation. Any transferee, whether or not admitted as a Substituted Shareholder, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Shareholder and subject to the limitation on rights to a transferee contained in this Agreement, no transferee, whether by voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.6.
          (c) If a Shareholder is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Shareholder’s estate shall have all of the rights of a Shareholder, but not more rights than those enjoyed by other Shareholders, for the purpose of settling or managing the estate and such power as the Incapacitated Shareholder possessed to Transfer all or any part of his or its Shares. The Incapacity of a Shareholder, in and of itself, shall not dissolve or terminate the Company.
          (d) Any Transfer of Class A Shares by the LIH Shareholder only may be made if the LIH Shareholder has complied in all respects with Article 3 (Right of First Offer) and Article 4 (Right of First Refusal) of the Equityholders Agreement.
     11.4 Substituted Shareholders.
          (a) No Shareholder shall have the right to substitute a transferee as a Shareholder in its place, except for an LIH Shareholder or a Person to whom an LIH Shareholder Transfers Shares pursuant to Section 11.3. A transferee of the interest of a Shareholder that is an LIH Shareholder shall be admitted as a Substituted Shareholder without the consent of the Board, and any other Person may be admitted as a Substituted Shareholder only in compliance with Section 11.2(a) and with the consent of the Board, which consent may be given or withheld by the Board in its sole and absolute discretion. The failure or refusal by the Board to permit a transferee (other than an LIH Shareholder) of any such interests to become a Substituted Shareholder shall not give rise to any cause of action against the Company or the Board. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Shareholder until and unless it furnishes to the Board (i) evidence of acceptance, in form and substance satisfactory to the Board, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee and (iii) such other documents and instruments as may be required or advisable, in the sole and absolute discretion of the Board, to effect such Assignee’s admission as a Substituted Shareholder.
          (b) Concurrently with, and as evidence of, the admission of a Substituted Shareholder, the Board shall amend Exhibit A and the books and records of the Company to reflect the name, address and number of Shares of such Substituted Shareholder and to eliminate or adjust, if necessary, the name, address and number of Shares of the predecessor of such Substituted Shareholder.
          (c) A transferee who has been admitted as a Substituted Shareholder in accordance with this ARTICLE 11 shall have all the rights and powers (but shall not be entitled to the Redemption Right set forth in Section 8.5 unless the transferee is an LIH Shareholder) and be subject to all the restrictions and liabilities of a Shareholder under this Agreement.
     11.5 Assignees. If the Board, in its sole and absolute discretion, does not consent to the admission of any transferee (other than an LIH Shareholder or a Person to whom an LIH Shareholder Transfers Shares pursuant to Section 11.3) under Section 11.4 hereof as a Substituted Shareholder, as described in Section 11.4 hereof, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited liability company interest under the Act, including the right to receive distributions from the Company and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Shares assigned to such transferee and the rights to Transfer the Shares provided in this ARTICLE 11, but shall not be deemed to be a holder of Shares for any other purpose under this Agreement, shall not be entitled to effect a Consent or vote with respect to such Shares on any matter presented to the

Shareholders for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Shareholder) and shall not be entitled to the Redemption Right set forth in Section 8.5). In the event that any such transferee desires to make a further assignment of any such Shares, such transferee shall be subject to all the provisions of this ARTICLE 11 to the same extent and in the same manner as any Shareholder desiring to make an assignment of Shares.
     11.6 General Provisions.
          (a) No Shareholder may withdraw from the Company other than as a result of a permitted Transfer of all of such Shareholder’s Shares in accordance with this ARTICLE 11, with respect to which the transferee becomes a Substituted Shareholder and/or pursuant to any Share Designation.
          (b) Any Shareholder who shall Transfer all of its Shares in a Transfer (i) permitted pursuant to this ARTICLE 11 where such transferee was admitted as a Substituted Shareholder, or (ii) pursuant to any Share Designation, shall cease to be a Shareholder.
          (c) If any Share is Transferred in compliance with the provisions of this ARTICLE 11 on any day other than the first day of a Company Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Share for such Company Year shall be allocated to the transferor Shareholder or the transferee Shareholder by taking into account their varying interests during the Company Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the Board. All distributions of Available Cash attributable to such Share with respect to which the Company Record Date is before the date of such Transfer or assignment shall be made to the transferor Shareholder and all distributions of Available Cash thereafter attributable to such Share shall be made to the transferee Shareholder.
          (d) In addition to any other restrictions on Transfer herein contained, in no event may any Transfer of Shares by any Shareholder (including any acquisition of Shares by Equity One or any other acquisition of Shares by the Company) be made: (i) to any person or entity who lacks the legal right, power or capacity to own a Shares; (ii) in violation of applicable law; (iii) in the event that such Transfer would cause Equity One to cease to comply with the REIT Requirements; (iv) if such Transfer would, in the opinion of legal counsel to the Company, cause the Company to cease to be classified as a partnership for Federal income tax purposes (except as a result of the acquisition by Equity One of all Common Shares held by all Shareholders); (v) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c)); (vi) if such Transfer would, in the opinion of legal counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (vii) if such Transfer requires the registration of such Shares pursuant to any applicable Federal or state securities laws; (x) if such Transfer causes the Company to become a “publicly traded partnership,” as such term is defined in Code Section 469(k)(2) or Code 7704(b); (viii) if such Transfer causes the Company to become a reporting company under the Exchange Act; or (ix) if such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended. The Board shall take all action necessary to avoid the Company from being classified as a “publicly traded partnership” under Code Section 7704. Notwithstanding any other provision of this Agreement, nothing in Section 11.1 or 11.6 shall restrict or limit the ability of the LIH Shareholders to exercise the Redemption Right or LIH’s rights under Section 11.2, nor shall any provision of ARTICLE 11 limit the obligations of the Company or Equity One under ARTICLE 8 or Section 11.2.
ARTICLE 12
ADMISSION OF SHAREHOLDERS
     12.1 Admission of Additional Shareholders.
          (a) A Person (other than an existing Shareholder) who makes a Capital Contribution to the Company in exchange for Shares and in accordance with this Agreement shall be admitted to the Company as an Additional Shareholder only in compliance with Section 4.2 and upon furnishing to the Board (i) evidence of acceptance, in form and substance satisfactory to the Board, of all of the terms and conditions of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Person and (iii) such other documents or instruments as may be required in the sole and absolute discretion of the Board in order to effect such Person’s admission as an Additional Shareholder. Concurrently with, and as evidence of, the admission of an Additional Shareholder, the Board shall amend Exhibit A and the books and records of the Company to reflect the name, address and number of Shares of such Additional Shareholder.
          (b) Notwithstanding anything to the contrary in this Section 12.1, no Person shall be admitted as an Additional Shareholder without the consent of the Board, which consent may be given or withheld in the Board’s sole and absolute discretion. The admission of any Person as an Additional Shareholder shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company, following the consent of the Board to such admission and the satisfaction of all the conditions set forth in Section 12.1(a).
          (c) If any Additional Shareholder is admitted to the Company on any day other than the first day of a Company Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Holders for such Company Year shall be allocated among such Additional Shareholder and all other Holders by taking into account their varying interests during the Company Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the Board. All distributions of Available Cash with respect to which the Company Record Date is before the date of such admission shall be made solely to Shareholders and Assignees other than the Additional Shareholder, and all distributions of Available Cash thereafter shall be made to all the Shareholders and Assignees including such Additional Shareholder.
     12.2 Amendment of Agreement and Certificate. For the admission to the Company of any Shareholder, the Board shall take all steps necessary and appropriate under the Act to amend the records of the Company and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.
ARTICLE 13
DISSOLUTION, LIQUIDATION AND TERMINATION
     13.1 Dissolution.
          (a) The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):
               (i) an election to dissolve the Company made by the Board in its sole and absolute discretion;
               (ii) entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act;
               (iii) any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company; or
               (iv) the date on which Equity One owns all of the outstanding Shares.
     13.2 Winding Up.
          (a) Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Holders. After the occurrence of a Liquidating Event, no Holder shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Board or a Person selected by the Board (the Board or such other Person, as applicable, being referred to as the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Board, include shares of stock in Equity One) shall be applied and distributed in the following order:
               (i) First, to the satisfaction of all of the Company’s debts and liabilities to creditors other than Equity One, its Affiliates and the Holders (whether by payment or the making of reasonable provision for payment thereof);
               (ii) Second, to the satisfaction of all of the Company’s debts and liabilities to the Holders other than Equity One and its Affiliates (whether by payment or the making of reasonable provision for payment thereof);
               (iii) Third, to the satisfaction of all of the Company’s debts and liabilities to Equity One and its Affiliates (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.3(d) hereof;
               (iv) Fourth, to the Shareholders in accordance with and in proportion to their positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.
          (b) The Liquidator shall not receive any additional compensation for any services performed pursuant to this ARTICLE 13 if the Liquidator is the Board or an Affiliate of Equity One.
          (c) Notwithstanding the provisions of Section 13.2 hereof that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2 hereof, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.
          (d) If any Shareholder has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Shareholder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.
          (e) In the sole and absolute discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this ARTICLE 13 may be:
               (i) distributed to a trust established for the benefit of the Shareholders for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Shareholders, from time to time, in the reasonable discretion of the Liquidator, in the same proportions and amounts as would otherwise have been distributed to the Shareholders pursuant to this Agreement; or

               (ii) withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed in the manner and order of priority set forth in Section 13.2(a) hereof as soon as practicable.
     13.3 Rights of Shareholders. Except as otherwise provided in this Agreement, (a) each Shareholders shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Shareholder shall have the right or power to demand or receive property other than cash from the Company and (c) no Shareholder shall have priority over any other Shareholder as to the return of its Capital Contributions, distributions or allocations.
     13.4 Notice of Dissolution. In the event that a Liquidating Event occurs or an event occurs that would, but for an election or objection by one or more Shareholders pursuant to Section 13.1 hereof, result in a dissolution of the Company, the Board shall, within thirty (30) days thereafter, provide written notice thereof to each Shareholder and, in the Board’s sole and absolute discretion or as required by the Act, to all other parties with whom the Company regularly conducts business (as determined in the sole and absolute discretion of the Board), and the Board may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the sole and absolute discretion of the Board).
     13.5 Cancellation of Certificate. Upon the completion of the liquidation of the Company cash and property as provided in Section 13.2 hereof, the Company shall be terminated, a certificate of cancellation shall be filed with the State of Delaware, all qualifications of the Company as a foreign limited liability company or association in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Company shall be taken.
     13.6 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Shareholders during the period of liquidation.
ARTICLE 14
PROCEDURES FOR ACTIONS AND CONSENTS
OF SHAREHOLDERS; AMENDMENTS; MEETINGS
     14.1 Procedures for Actions and Consents of Shareholders. The actions requiring consent or approval of Shareholders pursuant to this Agreement, including Section 7.3 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this ARTICLE 14.
     14.2 Amendments. Amendments to this Agreement may be proposed solely by the Board. Following such proposal, the Board shall submit any proposed amendment to the Shareholders. The Board shall seek the written Consent of the Shareholders on the proposed amendment without a meeting or, in lieu thereof, at its sole discretion, shall call a meeting to vote thereon and to transact any other business that the Board may deem appropriate. For purposes of obtaining a written Consent, the Board may require a response within a reasonable specified time, but not less than fifteen (15) calendar days, and may provide that failure to respond in such time period shall constitute a vote or Consent which is consistent with the Board’s recommendation with respect to such proposal. Except as provided in Section 7.3 and the remainder of this Section 14.2, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the Board and the Consent of the Shareholders.
     14.3 Meetings of the Shareholders.
          (a) Meetings of the Shareholders may be called only by the Board. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Shareholders entitled to act at the meeting not less than seven (7) days nor more than sixty (60) days prior to the date of such meeting. A Shareholder may waive the failure to received timely notice of a meeting before, at, or after any meeting. Shareholders may vote in person or by proxy at such meeting. Whenever the vote, or consent or approval of Shareholders is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Shareholders or may be given in accordance with the procedure prescribed in Section 14.3(b) hereof. Whenever the vote, consent or approval is required or permitted under this Agreement, except as otherwise expressly provided in this Agreement, the Consent of a Majority in Interest of the Shareholders shall control.
          (b) Any action required or permitted to be taken at a meeting of the Shareholders may be taken without a meeting if a written consent setting forth the action so taken is signed by at least the same percentage of Shares as would be required to approve such matter at a meeting of the Shareholders. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the Shareholders at a meeting. Such consent shall be filed with the Board. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.
          (c) Each Shareholder entitled to act at the meeting may authorize any Person or Persons to act for it by proxy on all matters in which a Shareholder is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Shareholder or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Shareholder executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Shareholder executing such proxy.
          (d) Each meeting of Shareholders shall be conducted by the Board or such other Person as the Board may appoint pursuant to such rules for the conduct of the meeting as the Board or such other Person deems appropriate in its sole and absolute discretion.
          (e) On matters on which Shareholders are entitled to vote, each Shareholder shall have a vote equal to the number of Shares held.

ARTICLE 15
GENERAL PROVISIONS
     15.1 Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to a Shareholder or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication (including by telecopy, facsimile, or commercial courier service) to the Shareholder, or Assignee at the address set forth in Exhibit A or such other address of which the Shareholder shall notify the Board in writing.
     15.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” or “Sections” are to Articles and Sections of this Agreement.
     15.3 Pronouns and Plurals. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
     15.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
     15.6 Waiver.
          (a) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
          (b) The restrictions, conditions and other limitations on the rights and benefits of the Shareholders contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Shareholders, are for the benefit of the Company and, except for an obligation to pay money to the Company, may be waived or relinquished by the Board, in its sole and absolute discretion, on behalf of the Company in one or more instances from time to time and at any time; provided, however, that any such waiver or relinquishment may not be made if it would have the effect of (i) creating liability for any other Shareholder, (ii) causing the Company to cease to qualify as a limited liability company, (iii) reducing the amount of cash otherwise distributable to the Shareholders, (iv) resulting in the classification of the Company as an association or publicly traded partnership taxable as a corporation or (v) violating the Securities Act, the Exchange Act or any state “blue sky” or other securities laws.

     15.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.
     15.8 Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial.
          (a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.
          (b) Each Shareholder hereby (i) submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of Delaware (collectively, the “Delaware Courts”), with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of any of the Delaware Courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper, (iii) agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered to such Shareholder at such Shareholder’s last known address as set forth in the Company’s books and records, and (iv) irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
     15.9 Entire Agreement. This Agreement, when taken with the other Transaction Documents, contains all of the understandings and agreements between and among the Shareholders with respect to the subject matter of this Agreement and the rights, interests and obligations of the Shareholders with respect to the Company. Notwithstanding the immediately preceding sentence, the Shareholders hereby acknowledge and agree that the Board, without the approval of any Shareholder, may enter into side letters or similar written agreements with Shareholders that are not Affiliates of Equity One, executed contemporaneously with the admission of such Shareholder to the Company, affecting the terms hereof, as negotiated with such Shareholder and which the Board in its sole discretion deems necessary, desirable or appropriate. The parties hereto agree that any terms, conditions or provisions contained in such side letters or similar written agreements with a Shareholder shall govern with respect to such Shareholder notwithstanding the provisions of this Agreement.
     15.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     15.11 Limitations to Preserve REIT Status.
          (a) Notwithstanding anything else in this Agreement, to the extent that the amount paid, credited or reimbursed by the Company to Equity One or its officers, directors, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to Equity One for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by Equity One in its discretion from among items of potential, reimbursement, fees, expenses and indemnities, shall be reduced for any Company Year so that the REIT Payments, as so reduced, for or with respect to Equity One shall not exceed the lesser of:
               (i) an amount equal to the excess, if any, of (a) four and nine-tenths percent (4.9%) of Equity One’s total gross income (but excluding the amount of any REIT Payments) for the Company Year that is described in subsections (A) through (H) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by Equity One from sources other than those described in subsections (A) through (H) of Code Section 856(c)(2) (but not including the amount of any REIT Payments); or
               (ii) an amount equal to the excess, if any, of (a) twenty-four percent (24%) of Equity One’s total gross income (but excluding the amount of any REIT Payments) for the Company Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by Equity One from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (but not including the amount of any REIT Payments); provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if Equity One, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts shall not adversely affect Equity One’s ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Company Year as a consequence of the limitations set forth in this Section 15.11, such REIT Payments shall carry over and shall be treated as arising in the following Company Year if such carry over does not adversely affect Equity One’s ability to qualify as a REIT. The purpose of the limitations contained in this Section 15.11 is to prevent Equity One from failing to qualify as a REIT under the Code by reason of Equity One’s share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Company, and this Section 15.11 shall be interpreted and applied to effectuate such purpose.
     15.12 No Partition. No Shareholder nor any successor-in-interest to a Shareholder shall have the right while this Agreement remains in effect to have any property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Company partitioned, and each Shareholder, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Shareholders that the rights of the parties hereto and their successors-in-interest to Company property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Shareholders and their respective successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

     15.13 No Third-Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Holders, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Company (other than as expressly set forth herein with respect to Indemnitees) shall have the right to enforce the right or obligation of any Shareholder to make Capital Contributions or loans to the Company or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Shareholders herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, Transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or any of the Shareholders.
     15.14 No Rights as Stockholders. Nothing contained in this Agreement shall be construed as conferring upon the Holders of Shares any rights whatsoever as stockholders of Equity One, including without limitation any right to receive dividends or other distributions made to stockholders of Equity One or to vote or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of Equity One or any other matter.
     15.15 Entity Conversion. As soon as reasonably practicable upon the request of LIH, the Board shall cause the Company to convert into a Delaware limited partnership (the “New Entity”), provided, that, Equity One determines, acting in good faith, that such conversion does not have an adverse effect on Equity One, the Company or any Subsidiary of the Company. The New Entity shall be classified as a partnership for purposes of the Code, and the partnership agreement of the New Entity shall be substantially similar to this Agreement and in a form reasonably acceptable to Equity One; provided, that Equity One shall be entitled to designate any of its Controlled Affiliates as the general partner of the New Entity. In connection with the conversion of the Company into the New Entity, the Company shall provide LIH with any information reasonably requested concerning the operations of, and income earned by, the Company to the extent such information is necessary to the tax consequences of such conversion to LIH. LIH shall pay all reasonable costs and expenses (including without limitation reasonable attorney’s fees and expenses, any costs or expenses incurred to obtain any necessary third party consent to such a conversion, any transfer taxes, and the costs of any property tax revaluation triggered by such conversion) incurred by Equity One, the Company or any Subsidiary of the Company in connection with such conversion.
ARTICLE 16
EQUITY ONE GUARANTEE
     16.1 Guarantee. Equity One hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the performance of all obligations of the Company or the Board under this Agreement, including without limitation the due and punctual payment by the Company in full of any amounts payable by the Company to any Shareholder pursuant to this Agreement (the “Guaranteed Obligations”); provided, however, that the maximum amount payable by Equity One in respect of any failure by the Company to pay the Specified

Redemption Amount pursuant to Section 8.5(a) or the cash amount specified in Section 8.5(c) shall not exceed the net equity value of the Company as of date of receipt of the applicable Notice of Redemption. For the avoidance of doubt, Equity One’s guarantee hereunder shall not require it to make any Capital Contributions to the Company in order to provide the Company with funds to make distributions if Available Cash for any period is not sufficient to enable the Company to distribute to Holders of Class A Shares the aggregate amount of Cumulative Unpaid Class A Distributions with respect to all Class A Shares. Furthermore, nothing in this ARTICLE 16 shall be construed to (i) impose a higher standard on the Board or the Company relating to the establishment or increase of any reserves or other cash or similar balances (including, but not limited to, working capital reserves, debt reserve funds, and capital improvements reserves) than the standard set forth in the definition of Available Cash, or (ii) restrict the Board’s discretion to make or not make distributions under Section 5.1(b) or to reinvest, rather than distribute, Disposition Proceeds under Section 5.3.
     16.2 Certain Waivers. To the fullest extent permitted by applicable law, Equity One waives presentment to, demand of payment from and protest to each Shareholder, and also waives notice of acceptance of the guarantee pursuant to this ARTICLE 16 and notice of protest for non-payment. To the fullest extent permitted by applicable law, the obligations of Equity One hereunder shall not be affected by the failure of any Shareholder to assert any claim or demand or to exercise or enforce any right or remedy against the Company or the Board under the provisions of this Agreement or otherwise.
     16.3 Guarantee Absolute. Equity One agrees that the guarantee pursuant to this ARTICLE 16 constitutes an absolute, unconditional, present and continuing guarantee of payment and not of collection, and waives any right to require that any resort be had by any Shareholder (a) against the Company or the Board or any other Person for the Guaranteed Obligations or (b) against any other right or remedy available to any Shareholder by contract, applicable law or otherwise. It is the intent of the guarantee pursuant to this ARTICLE 16 that each Shareholder shall have resort to Equity One without asserting or resorting to any remedy against the Company or the Board or any other Person and without demand to it, as though Equity One was primarily liable for any Guaranteed Obligations.
     16.4 Additional Waivers. Without limiting the foregoing, Equity One hereby waives and relinquishes all rights and remedies now or hereafter accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provision, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies, including, without limitation: (a) any right to require any Shareholder to proceed against the Company or the Board or any other Person or to proceed against or exhaust any security held by any Shareholder at any time or to pursue any other remedy in such Shareholder’s power before proceeding against Equity One; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of the Company or the Board or any other Person, or any defect in the formation of the Company or the Board or any other Person; (c) any defense that may arise by reason of the Incapacity, lack of authority, insolvency, bankruptcy, death or disability of the Company, any Board Member or any other guarantor or other Person or the failure of any Shareholder to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of the Company, any Board Member or any other guarantor or other Person; (d) notice of the existence, creation or incurring of any new or additional indebtedness or obligation of the Company under this Agreement or of any action or non-action on the part of the Company or the Board under this Agreement or in connection with any Guaranteed Obligation; (e) any defense based upon an election of remedies by any Shareholder which destroys or otherwise impairs any subrogation rights of Equity One or any right of Equity One to proceed against the Company or the Board or any other Person for reimbursement, or both; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (g) any duty on the part of any Shareholder to disclose to Equity One any facts any Shareholder may now or hereafter know about the Company or the Board, regardless of whether any Shareholder has reason to believe that any such fact materially increases the risk beyond that which Equity One intends to assume or has reason to believe that any such fact is unknown to Equity One or has a reasonable opportunity to communicate such fact to Equity One, it being understood and agreed that Equity One is fully responsible for being and keeping informed of the financial condition of the Company and of all circumstances bearing on the risk of non payment or non-performance of any Guaranteed Obligation; (h) any defense arising because of any Shareholder’s election, in any bankruptcy or insolvency proceeding; (i) any defense based upon the validity or enforceability of this Agreement; (j) any defense or rights arising under any appraisal, valuation, stay, extension, marshaling of assets, redemption or similar law or requirement, which may delay, prevent or otherwise affect the performance by Equity One of any of the Guaranteed Obligations; (k) diligence, presentment and demand; (l) any requirement to mitigate any damages resulting from any default under this Agreement; and (m) any defense based on any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code.
     16.5 No Waiver of Rights by Shareholders. This ARTICLE 16 and any right of any Shareholder hereunder may be waived, in whole or in part, and Equity One may be released from its obligations hereunder, only with the Consent of the LIH Shareholders.
     16.6 Representations and Warranties by Equity One. Equity One represents and warrants to each Shareholder as of the Effective Date that the value of the consideration received, and to be received, by Equity One in connection with the transactions contemplated under this Agreement is worth at least as much as the liabilities and obligations of Equity One under this ARTICLE 16, and that such liabilities and obligations are expected to benefit Equity One either directly or indirectly.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

SHAREHOLDERS: LIBERTY INTERNATIONAL HOLDINGS LIMITED
By:	/s/ David Fischel
Name: David Fischel
Its: Director

EQUITY ONE, INC.
By:	/s/ Arthur L. Gallagher
Name: Arthur L. Gallagher
Its: EVP, GC & Sec.

Exhibit A
SHAREHOLDERS AND SHARES

Name and Address of Shareholders	Shares (Type and Amount)
Liberty International Holdings Limited	11,357,837 Class A Shares
c/o Capital Shopping Centres Group plc 40 Broadway London SW1H OBT Attn: Company Secretary Fax: 020-7960-1424

Equity One, Inc.	25,543,212 Class A Shares
1600 N.E. Miami Gardens Drive	15,023,893.20 Class B Shares
North Miami Beach, Florida 33179 Attn: General Counsel Fax: (305) 957-1734

TOTAL:	36,901,049 Class A Shares
15,023,893.20 Class B Shares

Exhibit B
Notice of Redemption
     Any capitalized term used and not otherwise defined herein shall have the meaning ascribed to it in the Limited Liability Company Agreement of EQY-CSC LLC, dated as of January 4, 2011, as amended from time to time (the “Agreement”).
     The undersigned LIH Shareholder hereby irrevocably (i) tenders for redemption __________ Class A Shares in accordance with the terms of the Agreement and the Redemption Right referred to therein; (ii) surrenders such Class A Shares and all right, title and interest therein; and (iii) directs that the Adjusted Cash Amount or Adjusted REIT Shares Amount deliverable upon exercise of the Redemption Right be delivered to the Person at the address specified below. The undersigned hereby, represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Class A Shares, free and clear of the rights or interests of any other Person; (b) has the full right, power, and authority to redeem and surrender such Class A Shares as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such redemption and surrender.
Dated: _________________________
Name of Shareholder: ____________________________________________________
                                                                                                          Please Print

(Signature of Shareholder)

(Street Address)

	(City)	(State)	(Zip Code)

Deliver Adjusted Cash Amount or Adjusted REIT Shares to the Person at the address specified below:

Name

Address

Exhibit C
Initial Board Members
Thomas Caputo
Arthur Gallagher
Jeffrey Olson